                                                                 Exhibit 10.12

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN PERSONAL FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986 IMMEDIATELY.

IF YOU HAVE SOLD OR TRANSFERRED all your Michael Page Ordinary Shares, please send this document and the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transfseree, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, this document and the accompanying Form of Acceptance should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan.

The Offer is not being made, directly or indirectly, and this document should not be sent, in or into the United States, Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions, including, without limitation, the post, facsimile transmission, telex and telephone.


                            RECOMMENDED CASH OFFER
                                      by
                                  JP MORGAN
                                 on behalf of
                          Interim Services (UK) PLC
                         a wholly-owned subsidiary of
                                    INTERIM
                                 SERVICES INC.
                                      for
                            MICHAEL PAGE GROUP PLC

A letter from the Chairman of Michael Page containing the recommendation of the directors of Michael Page is set out on pages 3 and 4 of this document.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3:00 PM ON 4 APRIL, 1997. THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 9 TO 12 AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

J.P. Morgan is acting for Interim Services (UK) and Interim Services and no one else in connection with the Offer and will not be responsible to any person other than Interim Services (UK) and Interim Services for providing the protections afforded to customers of J.P. Morgan or for giving advice in relation to the Offer.

BZW is acting for Michael Page and no one else in connection with the Offer and will not be responsible to any person other than Michael Page for providing the protections afforded to customers of BZW or for giving advice in relation to the Offer.

                                   CONTENTS

                                                                       Page

Letter from the Chairman of Michael Page                                  3

Letter from J.P. Morgan                                                   5

1.   Introduction                                                         5

2.   The Offer                                                            5

3.   The Loan Note Alternative                                            6

4.   Information relating to Interim Services                             6

5.   Information relating to Michael Page                                 7

6.   Reasons for the Offer                                                7

7.   Management and employees                                             8

8.   Michael Page Share Option Schemes                                    8

9.   United Kingdom taxation                                              8

10.  Procedure for acceptance of the Offer                                9

11.  Settlement                                                          11

12.  Further information                                                 12

Appendices

I.   Conditions and further terms of the Offer                           13

II.  Particulars of the Loan Notes                                       27

III. Financial effects of acceptance of the Offer                        29

IV.  Further information on Interim Services and Interim Services (UK)   30

V.   Further information on Michael Page                                 46

VI.  Additional information                                              59

Definitions                                                              65

Form of Acceptance and reply-paid envelope                         enclosed

MICHAEL PAGE
GROUP PLC

Directors                              Registered Office

The Rt. Hon. Lord Wakeham (Chairman)   39-41 Parker Street
Terence W. Benson (Chief Executive)    London WC2B 5LH
Ian V. Nash (Finance Director)
Michael Andrews (Non-executive)


TO MICHAEL PAGE SHAREHOLDERS AND, FOR INFORMATION ONLY, TO HOLDERS OF OPTIONS UNDER THE MICHAEL PAGE SHARE OPTION SCHEMES.

                                                             14 March, 1997

Dear Shareholder,

                 RECOMMENDED CASH OFFER FROM INTERIM SERVICES

INTRODUCTION
On 3 March, 1997, the boards of Michael Page and Interim Services announced that agreement had been reached on the terms of a recommended cash offer to be made by J.P. Morgan on behalf of Interim Services (UK), a wholly owned subsidiary of Interim Services, for the whole of the issued and to be issued ordinary share capital of Michael Page. Full details of the Offer are set out in the letter from J.P. Morgan on pages 5 to 12 of this document.

I am writing to explain the reasons why your board is recommending acceptance of the Offer.

THE OFFER
The Offer is 550p in cash for each Michael Page Ordinary Share. In addition, Michael Page Shareholders will be entitled to retain the proposed final dividend of 7p (net) per share in respect of the year ended 31 December, 1996, whether or not the Offer becomes unconditional. The dividend is proposed to be paid on 23 May, 1997 to shareholders on the register at close of business on 1 April, 1997.

The Offer, taken together with the proposed final dividend, values each Michael Page Ordinary Share at 557p and the whole of the issued share capital of Michael Page at approximately L346 million.

The Offer, taken together with the proposed final dividend, represents a premium of 12.5 per cent. over the closing middle market price of 495p for Michael Page Ordinary Shares on 28 February, 1997, the last business day prior to the announcement of the Offer, a 25 per cent. premium over the average closing middle market price for the three months prior to the announcement of the offer of 445p, and a 35 per cent. premium over the closing middle market price for Michael Page Ordinary Shares of 412.5p on 1 January, 1997. The Offer, taken together with the proposed final dividend, represents a multiple of 17.7 times Michael Page's earnings per share of 31.47p for the year ended 31 December, 1996.

BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFER
The Michael Page business has achieved exceptional growth over the last two years with significantly expanded margins which, in the last financial year, were at an all time high. This has been reflected in the Michael Page share price, which has more than quadrupled over the last two years. The Offer enables all Michael Page Shareholders to realise the full cash value of their investment at a favourable point in the recruitment cycle.

The combination of Interim Services and Michael Page creates a complementary group, with virtually no geographic duplication, and consequently will greatly assist Michael Page in achieving expansion into North America. Interim Services, which operates predominantly in North America, not only provides traditional temporary help, but also provides high level skills within its Professional Services group, including accounting, technology, legal, executive recruitment and outplacement services. Michael Page, on the other hand, provides high level accounting, banking, finance, marketing and sales, technology and legal recruitment services in the UK, Europe and the Pacific Rim.

                         REGISTERED IN ENGLAND NO. 2245324

RESULTS FOR THE YEAR ENDED 31 DECEMBER, 1996

On 3 March, 1997, Michael Page announced its unaudited preliminary results for the year ended 31 December, 1996. The Michael Page annual report including the audited results for the year ended 31 December, 1996 is being sent to Michael Page Shareholders with this document. Over that period the group had total turnover of L142.1 million, profit before tax of L30.4 million, and earnings per share of 31.47p. As at 31 December, 1996, shareholders' funds were L37.3 million and net cash was L40.9 million.

BOARD, MANAGEMENT AND EMPLOYEES
Interim Services has confirmed that the existing employment rights, including pension rights, of all the employees of Michael Page, will be fully safeguarded. Interim Services has assured Michael Page that its employees should have enhanced career opportunities within the combined group as it grows both in the UK and internationally.

Terry Benson and Ian Nash will retain their current positions as Chief Executive and Finance Director respectively of Michael Page and will continue to lead the expansion of Michael Page on a worldwide basis.

Michael Andrews and I will resign as directors following the Offer becoming unconditional in all respects and I shall be appointed President of Michael Page and will continue as a consultant.

MICHAEL PAGE SHARE OPTION SCHEMES
The Offer will extend to any Michael Page Ordinary Shares issued as a result of the exercise of options granted under the Michael Page Share Option Schemes prior to the date on which the Offer closes. Interim Services (UK) will make appropriate proposals to optionholders under the Michael Page Share Option Schemes in due course once the Offer becomes or is declared unconditional in all respects.

LOAN NOTE ALTERNATIVE
Instead of some or all of the cash consideration of 550p per Michael Page Ordinary Share which would otherwise be receivable under the Offer, accepting Michael Page Shareholders (other than certain overseas shareholders) will be entitled to elect to receive Loan Notes (subject to a minimum election in total for L10 million in nominal value of Loan Notes) to be issued by Interim Services (UK). The Loan Notes will be fully guaranteed by NationsBank N.A. (London branch).

IRREVOCABLE UNDERTAKINGS
The executive and non-executive directors of Michael Page have given irrevocable undertakings to accept the Offer in respect of their shareholdings which together comprise 123,500 Michael Page Ordinary Shares (representing 0.2 per cent. of Michael Page's issued ordinary share capital) and 1,100,000 Michael Page Ordinary Shares (representing 1.8 per cent. of Michael Page's issued ordinary share capital) issued and held under option by the executive directors under the Michael Page Share Option Schemes.

RECOMMENDATION
THE DIRECTORS OF MICHAEL PAGE, WHO HAVE BEEN SO ADVISED BY BZW, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND THE DIRECTORS UNANIMOUSLY RECOMMEND SHAREHOLDERS TO ACCEPT THE OFFER. IN PROVIDING ADVICE TO THE DIRECTORS OF MICHAEL PAGE, BZW HAS TAKEN INTO ACCOUNT THE DIRECTORS' COMMERCIAL ASSESSMENTS.

Yours sincerely



Lord Wakeham
Chairman

                                                                   JP MORGAN

MORGAN GUARANTY
TRUST COMPANY
OF NEW YORK

PO BOX 161
60 VICTORIA EMBANKMENT
LONDON EC4Y 0JP

TO MICHAEL PAGE SHAREHOLDERS AND, FOR INFORMATION ONLY, TO HOLDERS OF OPTIONS UNDER THE MICHAEL PAGE SHARE OPTION SCHEMES.

                                                             14 MARCH, 1997

Dear Sir or Madam,

RECOMMENDED CASH OFFER FOR MICHAEL PAGE

1. INTRODUCTION

On 3 March, 1997, the boards of Interim Services and Michael Page announced that agreement had been reached on the terms of a recommended cash offer to be made by J.P. Morgan on behalf of Interim Services (UK), a wholly-owned subsidiary of Interim Services, to acquire the whole of the issued and to be issued ordinary share capital of Michael Page at 550p in cash for each Michael Page Ordinary Share. Michael Page Shareholders will also be entitled to retain the proposed final dividend of 7p (net) in respect of the year ended 31 December, 1996 whether or not the Offer becomes unconditional. The Offer, taken together with the proposed final dividend, values each Michael Page Ordinary Share at 557p and the whole of the issued share capital of Michael Page at approximately L346 million.

The Offer, taken together with the proposed final dividend, represents:

- a premium of 12.5 per cent. over the closing middle market price of 495p for Michael Page Ordinary Shares on 28 February, 1997, the last business day prior to the announcement of the Offer

- a premium of 25 per cent. over the average closing middle market price of 445p for Michael Page Ordinary Shares for the three months prior to the announcement of the Offer

- a premium of 35 per cent. over the closing middle market price of 412.5p for Michael Page Ordinary Shares on 1 January, 1997

- a multiple of 17.7 times Michael Page's earnings per share of 31.47p for the year ended 31 December, 1996

Your attention is drawn to the letter from your Chairman on pages 3 and 4 of this document, from which you will see that the directors of Michael Page, who have been so advised by BZW, consider the terms of the Offer to be fair and reasonable and the directors unanimously recommend shareholders to accept the Offer. In providing advice to the directors of Michael Page, BZW has taken into account the directors' commercial assessments.

Interim Services has received irrevocable undertakings from the executive and non-executive directors of Michael Page to accept the Offer in respect of 123,500 Michael Page Ordinary Shares (representing 0.2 per cent. of Michael Page's issued ordinary share capital) together with 1,100,000 Michael Page Ordinary Shares issued and held under option by the executive directors under the Michael Page Share Option Schemes (representing 1.8 per cent. of Michael Page's issued ordinary share capital). The undertakings will lapse if the Offer is withdrawn or lapses. In addition, since 3 March, 1997 Interim Services (UK) has purchased 8,321,550 Michael Page Ordinary Shares representing 13.4 per cent. of Michael Page's issued ordinary share capital as set out in paragraph 3 of Appendix VI. As at 14 March, 1997 Interim Services (UK) has therefore either received irrevocable undertakings to accept the Offer in respect of, or purchased, 9,545,050 Michael Page Ordinary Shares, representing 15.4 per cent. of Michael Page's issued ordinary share capital.

2. THE OFFER

On behalf of Interim Services (UK), we hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the Michael Page Ordinary Shares on the following basis:

FOR EACH MICHAEL PAGE ORDINARY SHARE                           550p IN CASH

Michael Page Shareholders will also be entitled to retain the proposed final dividend of 7p (net) in respect of the year ended 31 December, 1996, which is proposed to be paid on 23 May, 1997 to Michael Page Shareholders on the register at close of business on 1 April, 1997.

Acceptances of the Offer should be despatched as soon as possible, and in any event so as to be received no later than 3.00 pm on 4 April, 1997.

Your attention is drawn to paragraph 10 of this letter, which sets out the procedure for acceptance of the Offer and to the conditions and further terms of the Offer set out in Appendix I and in the Form of Acceptance.

The Michael Page Ordinary Shares are to be acquired by Interim Services (UK) fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching to them, including the right to receive and retain all dividends and other distributions declared, made or paid on or after 3 March, 1997, but excluding the right to receive the proposed final dividend of 7p (net) per Michael Page Ordinary Share in respect of the year ended 31 December, 1996.

3. THE LOAN NOTE ALTERNATIVE

Instead of some or all of the cash consideration of 550p per Michael Page Ordinary Share which would otherwise be receivable under the Offer, accepting Michael Page Shareholders (other than certain overseas shareholders) will be entitled to elect to receive Loan Notes to be issued by Interim Services (UK) on the following basis:

FOR EVERY L1 OF CASH CONSIDERATION UNDER THE OFFER     L1 NOMINAL OF LOAN NOTES

Fractional entitlements to Loan Notes will be disregarded. The Loan Notes will bear interest at a rate of 1 per cent. below LIBOR for six month sterling deposits, as certified by Lloyds Bank Plc. The Loan Notes will be transferable, but no application will be made for them to be listed or dealt in on any stock exchange. The Loan Notes will be guaranteed as to principal and interest by NationsBank N.A. (London branch).

The Loan Notes will only be issued if, by the time the Offer becomes or is declared unconditional in all respects, Michael Page Shareholders have elected for at least L10 million in aggregate nominal value of Loan Notes. If, as a result of insufficient elections, the Loan Notes are not issued, Michael Page Shareholders who have elected for Loan Notes will receive the consideration which would otherwise be receivable under the basic terms of the Offer.

J.P. Morgan has advised that, based on current market conditions, their estimate of the value of the Loan Notes, if they had been in issue on 12 March, 1997, would have been approximately 99p per L1 in nominal value.

A summary of the terms of the Loan Notes is set out in Appendix II.

4. INFORMATION RELATING TO INTERIM SERVICES

Interim Services is a leader in providing a comprehensive range of customised staffing solutions, including flexible staffing, full-time placement, consulting, home care and other value-added services to businesses, professional and service organisations, governmental agencies, health care facilities and individuals. As of 27 December, 1996, Interim Services operated through a network of 998 offices in the United States, Canada, The Netherlands and the United Kingdom.

Interim Services provides commercial and health care services through two divisions, each offering numerous specialised skills. The Commercial Services Division is divided into two units, Commercial Staffing and Professional Services, which at 27 December, 1996 represented approximately 53% and 27% of total Interim Services revenues, respectively. Commercial Staffing fulfils client requirements for temporary clerical and light industrial skills, in addition to temporary and permanent workforce management. Professional Services offers consulting and staffing services in the areas of information technology ("IT"), legal, accounting, executive search and human resources. The HealthCare Division provides physicians, nurses, therapists, home health aides and home companions and at 27 December, 1996 represented approximately 20% of total Interim Services revenues.

Interim Services management believes that, based on system-wide sales, Interim Services is currently the fourth largest provider of staffing services in the United States and is the seventh largest provider in the world.
                                       6

For the year ended 27 December, 1996, Interim Services had total revenues of US$1,147 million, income before taxes of US$54 million and earnings per share of US$1.83 both excluding one-time merger related expenses. Total assets as at 27 December, 1996 were US$512 million with shareowners' equity of US$415 million.

Further information on Interim Services and Interim Services (UK) is set out in Appendix IV.

5. INFORMATION RELATING TO MICHAEL PAGE

The Michael Page Group operates internationally in specialised areas of permanent and temporary professional recruitment. In addition to its leading position in the UK's executive recruitment industry, the group has developed its international business with profitable and strengthening positions in France, The Netherlands, Germany, Australia, Singapore and Hong Kong. The group has grown its revenue base substantially over the last five years, from L36.0 million in 1991 to L142.1 million in 1996, an increase of 295 per cent.

In the UK, the Michael Page Group is a market leader in the recruitment of accounting, finance, sales and marketing, information technology and legal professionals for both permanent and temporary positions under the Michael Page brand name. In addition, the Michael Page Group operates businesses under the Accountancy Additions and Sales Recruitment Specialists brand names for junior positions within these disciplines. During 1996, Questor, an executive search and selection business, was also founded in the UK. At 31 December, 1996 the Michael Page Group had 531 staff in the UK, operating from 29 offices.

Outside the UK, the Michael Page Group's operations are in Europe, Australia and South East Asia. Operating from 11 offices, the non-UK operations at 31 December 1996 employed 278 staff. In France, the Michael Page Group undertakes permanent recruitment for the accounting, financial services, sales and marketing, information technology and legal professions trading under the Michael Page name. In addition, Page Interim was established two years ago to service the temporary accountants market in France.

In The Netherlands and Germany, the Michael Page Group undertakes accountancy recruitment operating under the Michael Page name. The Australian business comprises accounting, financial services, information technology and marketing recruitment of temporary and permanent staff under the Michael Page name. The Hong Kong business undertakes broadly the same activities as Australia and there is also an accounting and finance recruitment business which has recently been opened in Singapore.

On 3 March, 1997, Michael Page announced its unaudited preliminary results for the year ended 31 December, 1996. The Michael Page annual report including the audited results for the year ended 31 December, 1996 is being sent to Michael Page Shareholders with this document. Over that period the group had total turnover of L142.1 million, profit before tax of L30.4 million, and earnings per share of 31.47p. As at 31 December, 1996 shareholders' funds were L37.3 million and net cash was L40.9 million.

Further information on Michael Page is set out in Appendix V.

6. REASONS FOR THE OFFER

The temporary help and recruitment industry is consolidating rapidly and becoming increasingly international. As clients seek to reduce their number of service providers, those service providers which can supply a wide range of skills on a global basis will be positively rewarded. The combination of Interim Services and Michael Page creates a complementary group, with virtually no geographic duplication, which can globally fulfil those requirements. Interim Services, which operates predominantly in North America, not only provides traditional temporary help, but also provides high level skills within its Professional Services group including accounting, technology, legal, executive recruitment and outplacement services. Michael Page, on the other hand, provides high level accounting, banking, finance, marketing and sales, technology and legal recruitment services in the UK, Europe and the Pacific Rim.

Beyond the clear geographic fit between the two organisations and the wide range of skills which the combined group will provide to its clients, Interim Services believes that the management team of Michael Page is unrivalled in the industry and will be highly compatible with the Interim Services team. Both organisations stress a value added service versus a lowest cost mentality with the clients they serve. Further, both organisations operate within a decentralised and autonomous environment with common standards and methodologies. Interim Services management believes that, following the completion of the transaction, the combined group will be a leading worldwide provider of diversified professional services.

The Michael Page business has achieved exceptional growth over the last two years with significantly expanded margins, which in the last financial year were at an all time high. The Offer enables Michael Page Shareholders to realise the full cash value of their investment at a favourable point in the recruitment cycle.

7. MANAGEMENT AND EMPLOYEES

Interim Services confirms that the existing employment rights, including pension rights, of all the employees of Michael Page will be fully safeguarded. Interim Services has assured Michael Page that its employees should have enhanced career opportunities within the combined group as it grows both in the UK and internationally.

Terry Benson and Ian Nash will retain their current positions as Chief Executive and Finance Director respectively of Michael Page and will continue to lead the expansion of Michael Page on a worldwide basis.

The Rt. Hon. Lord Wakeham, Chairman of Michael Page, and Michael Andrews, who are both non-executive directors of Michael Page, will resign from the board of Michael Page, although it is intended that Lord Wakeham will be appointed President of Michael Page and will continue as a consultant.

8. MICHAEL PAGE SHARE OPTION SCHEMES

The Offer extends to any Michael Page Ordinary Shares issued as a result of the exercise of options granted under the Michael Page Share Option Schemes prior to the date on which the Offer closes. Interim Services (UK) will make appropriate proposals to optionholders under the Michael Page Share Option Schemes once the Offer becomes or is declared unconditional in all respects. Details of the proposals in relation to the allocation of Michael Page Ordinary Shares held by the trustees of the Michael Page Employee Shares Trust are set out in paragraph 3(j) of Appendix VI.

9. UNITED KINGDOM TAXATION

The following paragraphs, which are intended as a general guide only, are based on current legislation and Inland Revenue practice and summarise certain limited aspects of the United Kingdom taxation treatment of acceptance of the Offer and the Loan Note Alternative. They relate only to the position of Michael Page Shareholders who are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their Michael Page Ordinary Shares as an investment. Any Michael Page Shareholders who are in doubt as to their tax position or who are subject to taxation in any jurisdiction other than the United Kingdom should consult their own professional advisers.

(a) TAXATION OF CAPITAL GAINS
Liability to United Kingdom taxation of chargeable gains will depend on the individual circumstances of Michael Page Shareholders and on the form of consideration received.

To the extent that the consideration is received in cash, this will constitute a disposal or part disposal of Michael Page Ordinary Shares for the purposes of United Kingdom taxation of chargeable gains. Such a disposal or part disposal may, depending on Michael Page Shareholders' individual circumstances, give rise to a liability to United Kingdom taxation of chargeable gains.

A Michael Page Shareholder who, either alone or together with persons connected with him, holds not more than 5 per cent. of the Michael Page Ordinary Shares should not be treated as having made a disposal of his Michael Page Ordinary Shares to the extent that he receives Loan Notes in exchange for his Michael Page Ordinary Shares. Instead, any gain or loss which would otherwise have arisen on a disposal of the Michael Page Ordinary Shares will be calculated according to the market value of the shares at the date of exchange for the Loan Notes but such gain or loss will be deferred and deemed to accrue on a subsequent disposal or deemed disposal (including redemption of the Loan Notes).

A holder of Michael Page Ordinary Shares who, either alone or together with persons connected with him, holds more than 5 per cent. of the Michael Page Ordinary Shares will be treated in the manner described in the preceding paragraph provided that the Inland Revenue is satisfied that transactions are for a BONA FIDE commercial purpose and not part of a scheme where the main purpose is avoidance of liability to capital gains tax or corporation tax. Interim Services (UK) is making an application for clearance under section 138 of the Taxation of Chargeable Gains Act 1992 so that this condition is satisfied.

The Loan Notes are qualifying corporate bonds. Accordingly, individuals will not be liable to taxation on chargeable gains or entitled to allowable losses in respect of any profit or loss from a disposal which is attributable to the Loan Notes themselves. A subsequent disposal of all or any of the Loan Notes (including on redemption or repayment) may however result in a liability to United Kingdom taxation on any deferred gain depending on individual circumstances. Any chargeable gain will not be reduced by any indexation allowance for the period of ownership of the Loan Notes.

The Finance Act 1996 introduced changes with effect from 1 April, 1996 to the tax treatment for companies of corporate debt, which includes loan notes. In the case of corporate shareholders subject to United Kingdom corporation tax all profits and losses on their Loan Notes, whether of a capital or income nature, will be taxed or relieved as income items. Whether there will be such profits or losses and the time at which they will be treated as arising will, in general, be determined by reference to the corporate shareholder's statutory accounting treatment authorised for this purpose.

(b) TAXATION OF INCOME

Payment of interest on the Loan Notes will be made subject to the deduction of United Kingdom income tax at the lower rate (currently 20 per cent.). Interim Services (UK) will not gross up any payments of interest on the Loan Notes to compensate for any tax which it is required to deduct at source. The gross amount of such interest will form part of an individual's income for the purposes of United Kingdom income tax and will be taxed as the upper slice of income, credit being allowed for the tax withheld. Higher rate tax payers may have further tax to pay. In certain cases, holders of Loan Notes may be able to recover an amount in respect of the credit from the Inland Revenue. Under the "accrued income scheme" a charge to tax on income may arise on a transfer by an individual of Loan Notes in respect of interest on the Loan Notes which has accrued since the preceding interest payment date. Corporate holders within the charge to United Kingdom corporation tax will generally be charged to tax in respect of interest on the Loan Notes which relates to that holder's relevant accounting period in accordance with its authorised accounting method.

(c) SHARE OPTIONS

Michael Page Shareholders who acquired or acquire their Michael Page Ordinary Shares by exercising options under the Michael Page Share Option Schemes are reminded that special tax provisions may apply to them on exercise of their options or on any disposal of the Michael Page Ordinary Shares acquired on exercise, including provisions imposing a charge to United Kingdom income tax.

10. PROCEDURE FOR ACCEPTANCE OF THE OFFER
THIS PARAGRAPH SHOULD BE READ TOGETHER WITH THE NOTES ON THE FORM OF
ACCEPTANCE.

You should note that, if you hold Michael Page Ordinary Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. If you hold Michael Page Ordinary Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold Michael Page Ordinary Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

(a) TO ACCEPT THE OFFER

To accept the Offer, you should complete Boxes /1/ and /4/ (and, if your Michael Page Ordinary Shares are in CREST, Box /5/) and sign Box /3/ of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed on it.

(b) RETURN OF FORM OF ACCEPTANCE

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR MICHAEL PAGE ORDINARY SHARES ARE IN CREST. The completed and signed Form of Acceptance, together, if your Michael Page Ordinary Shares are in certificated form, with your share certificate(s) for your Michael Page Ordinary Shares and/or other document(s) of title, should be returned by post or by hand to THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, PO BOX 859, CONSORT HOUSE, EAST STREET, BEDMINSTER, BRISTOL BS99 1XZ OR BY HAND ONLY (DURING NORMAL BUSINESS HOURS) TO THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION, PO BOX 633, 5-10 GREAT TOWER STREET, LONDON EC3R 5ER IN EACH CASE AS SOON AS POSSIBLE BUT IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3.00 PM ON 4 APRIL, 1997. A reply-paid envelope is enclosed for your convenience and may be used by Michael Page Shareholders for returning Forms of Acceptance within the UK. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

(c) MICHAEL PAGE ORDINARY SHARES IN UNCERTIFICATED FORM (I.E. IN CREST)

If your Michael Page Ordinary Shares are in uncertificated form, you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Michael Page Ordinary Shares in respect of which you wish to accept the Offer to an escrow balance, specifying The Royal Bank of Scotland (in its capacity as a CREST participant under The Royal Bank of Scotland's participant ID referred to below) as the escrow agent, as soon as possible and IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NOT LATER THAN 3.00 PM ON 4 APRIL, 1997.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Michael Page Ordinary Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Michael Page Ordinary Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CREST Co's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

- the number of Michael Page Ordinary Shares to be transferred to an escrow balance;

- your member account ID. This must be the same member account ID as the member account ID that is inserted in Box /5/ of the Form of Acceptance;

- your participant ID. This must be the same participant ID as the participant ID that is inserted in Box /5/ of the Form of Acceptance;

- the participant ID of the escrow agent, The Royal Bank of Scotland, in its capacity as a CREST receiving agent. This is RA70;

- the member account ID of the escrow agent. This is MICHAEL;

- the Form of Acceptance Reference Number. This is the Reference Number that appears at the top of page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable The Royal Bank of Scotland to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference;

- the intended settlement date. This should be as soon as possible and in any event not later than 3.00 pm on 4 April, 1997;

- the Corporate Action Number for the Offer. This is 2.

After settlement of the TTE instruction, you will not be able to access in CREST the Michael Page Ordinary Shares concerned for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Michael Page Ordinary Shares concerned to itself in accordance with paragraph 5(e) of Part B of Appendix I to this document.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Interim Services (UK) may treat any Michael Page Ordinary Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Michael Page Ordinary Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES IN CREST FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN

CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO MICHAEL PAGE ORDINARY SHARES TO SETTLE PRIOR TO 3.00 PM ON 4 APRIL, 1997. IN THIS CONNECTION YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

Interim Services (UK) will make an appropriate announcement if any of the details contained in this sub-paragraph (c) alter for any reason.

(d) SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

If your Michael Page Ordinary Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and RETURNED AS STATED ABOVE SO AS TO ARRIVE NOT LATER THAN 3.00 PM ON 4 APRIL, 1997, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or documents(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Independent Registrars Group Limited, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to The Royal Bank of Scotland as set out in sub-paragraph (b) above.

(e) DEPOSITS OF MICHAEL PAGE ORDINARY SHARES INTO, AND WITHDRAWALS OF MICHAEL PAGE ORDINARY SHARES FROM, CREST

Normal CREST procedures (including timings) apply in relation to any Michael Page Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Michael Page Ordinary Shares or otherwise). Holders of Michael Page Ordinary Shares who are proposing to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 pm on 4 April, 1997.

(f) VALIDITY OF ACCEPTANCES

Without prejudice to paragraph 7(d) of Part B of Appendix I to this document, Interim Services (UK) reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Interim Services (UK) have been received.

(g) OVERSEAS SHAREHOLDERS

The attention of shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraphs 5 and 6 of Part B of Appendix I and to the relevant provisions of the Form of Acceptance, including Boxes /6/ and /7/.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT THE ROYAL BANK OF SCOTLAND PLC, REGISTRAR'S DEPARTMENT, NEW ISSUES SECTION BY TELEPHONE ON 0117 937 0666 OR AT EITHER OF THE ADDRESSES IN SUB-PARAGRAPH (B) ABOVE. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

11. SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Michael Page Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) MICHAEL PAGE ORDINARY SHARES IN UNCERTIFICATED FORM (I.E., IN CREST)

Where an acceptance relates to Michael Page Ordinary Shares in uncertificated form, the cash consideration to which the accepting Michael Page Shareholder is entitled will be paid by means of CREST by Interim Services (UK) procuring the creation of an assured payment obligation in favour of the accepting Michael Page Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

Interim Services (UK) reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting Michael Page Shareholder(s), in the manner referred to in sub-paragraph (b) below, if, for any reason, it wishes to do so.

(b) MICHAEL PAGE ORDINARY SHARES IN CERTIFICATED FORM

Where an acceptance relates to Michael Page Ordinary Shares in certificated form, cheques for cash due will be despatched (but not in or into the United States, Canada, Australia or Japan) by post (or by such other method as may be approved by the Panel). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

If the Offer does not become unconditional in all respects, share certificates and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel), within 14 days of the Offer lapsing, to the person or agent whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box /7/ on the relevant Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia and Japan. No such documents will be sent to an address in the United States, Canada, Australia or Japan. The Royal Bank of Scotland will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all relevant Michael Page Ordinary Shares held in escrow balances, and in relation to which it is the escrow agent for the purposes of the Offer, to the original available balances of the Michael Page Shareholders concerned.

All communications, notices, certificates, documents of title, and remittances to be delivered by or sent to or from Michael Page Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

12. FURTHER INFORMATION

Your attention is drawn to the further information in the Appendices, which form part of this document.

Yours faithfully,

Nicholas Draper      Daniel Chamier
MANAGING DIRECTOR    VICE PRESIDENT

Morgan Guaranty Trust Company of New York

                                  APPENDIX I
                 CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A: CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by
    3.00 pm on 4 April, 1997 (or such later time(s) and/or date(s) as Interim Services (UK) may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lower percentage as Interim Services (UK) may decide) of the Michael Page Ordinary Shares to which the Offer relates, provided that this condition will not be satisfied unless Interim Services (UK) shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Michael Page Ordinary Shares carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of Michael Page including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching (or which on issue will attach) to any Michael Page Ordinary Shares unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances; and, for this purpose, (A) the expression "Michael Page Ordinary Shares to which the Offer relates" shall be construed in accordance with Sections 428 to 430F of the Companies Act 1985 (as amended) and (B) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;

(b) the Office of Fair Trading indicating, in terms satisfactory to Interim Services (UK), that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Michael Page by Interim Services (UK) or any matters arising therefrom to the Monopolies and Mergers Commission;

(c) no government or governmental, quasi-governmental, supranational, statutory or regulatory body, authority (including any national anti-trust or merger control authorities), court, trade agency, association, institution or professional body or any other person or body in any relevant jurisdiction having instituted, implemented or threatened any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted, any statute, regulation, order or decision, or taken any other steps which would or might be likely to:

    (i) make the Offer, its implementation, or the proposed acquisition by Interim Services (UK) or any member of the Interim Services Group of any shares in, or control of, Michael Page void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise directly or indirectly restrain, prohibit, restrict or delay the Offer, its implementation or the proposed acquisition as before mentioned or impose additional material conditions or obligations with respect thereto, or otherwise challenge or interfere in any material respect therewith;

   (ii) require as a result of the Offer the divestiture by Interim Services or any of its subsidiaries, or any partnership, joint venture, firm or any company in which any member of the Interim Services Group may be interested ("the Wider Interim Services Group") or the divestiture by Michael Page or any of its subsidiaries, or any partnership, joint venture, firm or any company in which any member of the Michael Page Group may be interested ("the Wider Michael Page Group") of all or any material portion of their respective businesses, assets or property or impose as a result of the Offer any material limitation on the ability of any of them to conduct all or any portion of their respective businesses or own all or any portion of their respective assets or property;

  (iii) impose any limitation on the ability of any member of the Interim Services Group or any member of the Michael Page Group to hold or exercise effectively any rights of ownership of shares in any member of the Wider Michael Page Group or to exercise management control over any member of the Michael Page Group;

   (iv) require any member of the Wider Interim Services Group or any member of the Wider Michael Page Group to offer (other than in the Offer) to acquire any shares in any member of the Wider Michael Page Group owned by any third party; or

    (v) otherwise materially and adversely affect the business, profits or prospects of the Wider Michael Page Group taken as a whole;

    and all applicable waiting and other time periods during which any such government, body, authority, court, agency, association, institution or person could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(d) all necessary filings in connection with the Offer or its implementation having been made, all appropriate waiting periods in respect of the Offer under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals necessary or appropriate for or in respect of the Offer or the proposed acquisition of any shares in, or control of, Michael Page by Interim Services (UK), or which are necessary or appropriate for any member of the Wider Michael Page Group to carry on its business, having been obtained in terms and in a form reasonably satisfactory to Interim Services (UK) from all appropriate governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies, authorities, courts, trade agencies, associations, institutions, professional associations, persons or other bodies with whom any member of the Wider Michael Page Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals remaining in full force and effect and there being no notice of an intention to revoke or not to renew the same and all necessary or appropriate statutory or regulatory obligations in connection with the Offer or its implementation in any relevant jurisdiction having been complied with;

(e) except as disclosed in writing to Interim Services (UK) prior to 3
    March, 1997, there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Wider Michael Page Group, which is material in the context of the Michael Page Group taken as a whole, is a party or by or to which any such member of the Wider Michael Page Group or any of its assets may be bound, entitled or subject and which, in consequence of the making of the Offer or proposed acquisition of any shares in, or control of, Michael Page by Interim Services (UK), would or might result to an extent which is material in the context of the Michael Page Group in:

    (i) any monies borrowed by or other indebtedness (actual or contingent) of any such member of the Wider Michael Page Group being or becoming repayable or being capable of being declared repayable prior to the stated maturity date;

   (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member of the Wider Michael Page Group or any such security (whether arising or having arisen) becoming enforceable;

  (iii) any such arrangement, agreement, licence or other instrument being terminated or materially and adversely modified or any adverse action being taken or any onerous obligation arising thereunder;

   (iv) any asset or interest of any such member of the Wider Michael
        Page Group being or failing to be disposed of or any right arising under which any such asset or interest could be required to be disposed of, in any case other than in the ordinary course of business;

    (v) the interests or business of any member of the Wider Michael Page Group in or with any other person, firm, company or body (or any arrangements relating to such interest or business) being terminated or materially and adversely modified or affected;

   (vi) any such member of the Wider Michael Page Group ceasing to be able to carry on business under any name under which it presently does so; or

  (vii) the value of any such member of the Wider Michael Page Group or its financial or trading position being materially and adversely affected;

(f) no member of the Michael Page Group having, since 31 December, 1995 (save as disclosed in the Michael Page Report and Accounts for the year to 31 December, 1995 or in Michael Page's interim results for the six months ended 30 June, 1996 or otherwise announced on or before 2 March, 1997 on the London Stock Exchange or disclosed in writing to Interim Services (UK) prior to 3 March, 1997):

    (i) issued additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Michael Page and wholly-owned subsidiaries of Michael Page or between any of those subsidiaries or upon the exercise of rights to subscribe for Michael Page Ordinary Shares pursuant to the exercise of options granted under the Michael Page Share Option Schemes) or redeemed, purchased or reduced any part of its share capital;

   (ii) save for the proposed final dividend of 7p (net) in respect of the year ended 31 December, 1996 and for dividends paid by wholly-owned subsidiaries of Michael Page, declared, paid or made any bonus issue, dividend or other distribution;

  (iii) merged with or demerged from any body corporate or acquired or disposed of or transferred (other than in the ordinary course of business) or mortgaged or encumbered any material assets or any right, title or interest in any material assets or made any change to its share or loan capital which is material in the context of the Wider Michael Page Group taken as a whole;

   (iv) issued any debentures or incurred or increased any indebtedness or contingent liability which is material in the context of the Wider Michael Page Group taken as a whole;

    (v) entered into any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an onerous and unusual nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude or which is or will be or could be materially restrictive to the business of any member of the Michael Page Group which is material in the context of the Wider Michael Page Group taken as a whole;

   (vi) entered into any contract, reconstruction, amalgamation, arrangement or similar transaction otherwise than in the ordinary course of business which is material in the context of the Wider Michael Page Group taken as a whole;

  (vii) entered into or materially varied the terms of any service agreement or any other agreement or arrangement, other than increases in remuneration in the ordinary course of business, with any of the directors or senior executives of any member of the Michael Page Group or any connected person of any of such persons (within the meaning of Section 346 of the Companies Act 1985);

 (viii) waived or compromised any claim which is material in the context of that member;

   (ix) proposed any voluntary winding up; or

    (x) entered into or made an offer (which remains open for acceptance) to enter into an agreement or commitment or passed any resolution or announced or authorised any of the transactions or events referred to in this paragraph (f);

(g) since 31 December, 1995 (save as disclosed in the Michael Page Report and Accounts for the year to 31 December, 1995 or in Michael Page's interim results for the six months ended 30 June, 1996 or otherwise announced on or before 2 March, 1997 on the London Stock Exchange or disclosed in writing to Interim Services (UK) prior to 3 March, 1997):

    (i) there having been no material adverse change, and no contingent liability or other circumstance having arisen which would or might be likely to result in any material adverse change, in the business, financial or trading position or profits of the Michael Page Group;

   (ii) there not having been instituted or remaining outstanding any litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Michael Page Group, which is material in the context of the Wider Michael Page Group taken as a whole, is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been threatened against any such member of the Wider Michael Page Group which, in any case, might materially and adversely affect the Wider Michael Page Group taken as a whole, and no investigation by any government or quasi-governmental, supranational, regulatory or investigative body or court against or in respect of any such member of the Wider Michael Page Group or the business carried on by any such member of the Wider Michael Page Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any such member of the Wider Michael Page Group the effect of which will or may be material to the Wider Michael Page Group taken as a whole; and

  (iii) there having been no receiver, administrative receiver or other encumbrancer appointed over any of the material assets of any member of the Wider Michael Page Group, which is material in the context of the Michael Page Group taken as a whole, or any analogous proceedings or steps taking place in any jurisdiction and there having been no petition presented for the administration of any such member of the Wider Michael Page Group or any analogous proceedings or steps taking place in any jurisdiction; and

(h) Interim Services (UK) not having discovered:

    (i) that any financial or business information concerning any member of the Wider Michael Page Group, which is material in the context of the Michael Page Group taken as a whole, as contained in the information publicly disclosed at any time or otherwise available to Interim Services or Interim Services (UK) either contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

   (ii) that any member of the Michael Page Group is subject to any material liability, contingent or otherwise, existing at 31 December, 1995, which is not disclosed in the Report and Accounts of Michael Page for the financial year ended on that date, or in Michael Page's interim results for the six months ended 30 June 1996 or disclosed in writing to Interim Services (UK) prior to 3 March, 1997 and which is material in the context of the Michael Page Group taken as a whole.

Interim Services (UK) reserves the right to waive, in whole or in part, all or any of conditions (b) to (h) inclusive. The Offer will lapse unless the conditions set out above (other than condition (a)) are fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Interim Services (UK) to be or to remain satisfied not later than 21 days after the later of 4 April, 1997 and the date on which the Offer becomes or is declared unconditional as to acceptances, or such later date as the Panel may agree. Interim Services (UK) shall be under no obligation to waive or treat as satisfied any of conditions (b) to (h) inclusive by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

If Interim Services (UK) is required by the Panel to make an offer for Michael Page Ordinary Shares under the provisions of Rule 9 of the Code, Interim Services (UK) may make such alterations to the above conditions, including condition (a), as are necessary to comply with the provisions of that Rule.

PART B: FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer.

Except where the context requires otherwise, any reference in Part B of this Appendix I and in the Form of Acceptance to: (i) the "Offer" shall include the Offer and any revision or amendment of it or extension to it; (ii) the "Offer becoming unconditional" will include the Offer being or becoming or being declared unconditional; (iii) the Offer being or becoming or being declared "unconditional" will be construed as the Offer being or becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled; (iv) the "acceptance condition" means the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances will be construed accordingly; and (v) the "Offer Document" will mean this document and any other document containing, or containing details of, the Offer.

1. ACCEPTANCE PERIOD
(a) The Offer will be open for acceptance until 3.00 pm on 4 April, 1997. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) following the date on which written notice of the revision is despatched by post to Michael Page Shareholders. Except with the consent of the Panel, no revision of the Offer may be made after 29 April, 1997, or, if later, the date 14 days before the last date on which the Offer can become unconditional.

(b) The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 13 May, 1997 (or any other time and/or date beyond which Interim Services
    (UK) has stated that the Offer will not be extended and has not withdrawn that statement), nor of being kept open after that time and/or date unless the Offer has previously become unconditional, provided that Interim Services (UK) reserves the right, with the permission of the Panel, to extend the Offer to later time(s) and/or date(s). Except with the consent of the Panel, Interim Services (UK) may not, for the purposes of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Michael Page Ordinary Shares made after 1.00 pm on 13 May, 1997 (or any other time(s) and/or date(s) beyond which Interim Services (UK) has stated that the Offer will not be extended and has not withdrawn that statement) or such later time(s) and/or date(s) as Interim Services (UK), with the permission of the Panel, may determine.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Offer to those Michael Page Shareholders who have not accepted the Offer.

(d) If a competitive situation arises after a no extension statement and/or no increase statement has been made in connection with the Offer, Interim Services (UK) may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), withdraw such statement and be free to extend or revise the Offer, provided it complies with the requirements of the Code and, in particular, that it announces the withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer or other competitive situation and notifies Michael Page Shareholders to that effect in writing at the earliest opportunity or, in the case of Michael Page Shareholders with registered addresses outside the UK or whom Interim Services (UK) knows to be nominees, custodians or trustees holding Michael Page Ordinary Shares for such persons, by announcement in the UK. Interim Services (UK) may choose not to be bound by a no increase or no extension statement if, having reserved the right to do so, it posts an increased or improved offer which is recommended by the board of directors of Michael Page, or in other circumstances permitted by the Panel. Any Michael Page Shareholders who have accepted the Offer after the date of the no extension or no increase statement will have a right of withdrawal in accordance with paragraph 3(c) below.

(e) For the purposes of determining whether the acceptance condition has been satisfied, Interim Services (UK) will not be bound (unless otherwise required by the Panel) to take into account any Michael Page Ordinary Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue or conversion has been received from Michael Page or its agents before that time by Interim Services (UK) or The Royal Bank of Scotland on behalf of Interim Services (UK) at one of the addresses specified in paragraph 3(a) below. Notification by telex or facsimile or other electronic transmission or copies will not be sufficient.

2. ANNOUNCEMENTS
(a) Without prejudice to paragraph 3(a) below, by 8.30 am on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time or date as the Panel may agree, Interim Services (UK) will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Michael Page Ordinary Shares and rights over Michael Page Ordinary Shares (as nearly as practicable):

    (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with Interim Services (UK));

   (ii) acquired or agreed to be acquired by or on behalf of Interim Services (UK) or any person acting or deemed to be acting in concert with Interim Services (UK) during the Offer Period; and

  (iii) held by or on behalf of Interim Services (UK) or any person acting or deemed to be acting in concert with Interim Services (UK) prior to the Offer Period,

    and will specify the percentage of the Michael Page Ordinary Shares represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.30 am on the relevant day or such later time and/or date as the Panel may agree and the announcement will also state the next expiry date (unless the Offer is unconditional). In computing the number of Michael Page Ordinary Shares represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraph 7(d) below, acceptances and purchases not in all respects in order or subject to verification.

(b) In this Appendix I, references to the making of an announcement or the giving of notice by Interim Services (UK) include the release of an announcement by public relations consultants or by J.P. Morgan to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

3. RIGHTS OF WITHDRAWAL
(a) If Interim Services (UK), having announced the Offer to be unconditional, fails by 3.30 pm on the relevant day (or such later time or date as the Panel may agree) to comply with any of the other relevant requirements relating to the Offer specified in paragraph 2(a) above, an accepting Michael Page Shareholder may immediately after that time withdraw his acceptance of the Offer by written notice signed by such shareholder (or his agent duly appointed in writing and evidence of whose appointment in a form satisfactory to Interim Services (UK) is produced to Interim Services (UK)) given by post or by hand to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ or during normal business hours by hand only to The Royal Bank of Scotland plc, Registrar's Department, New Issues Section, PO Box 633, 5-10 Great Tower Street, London EC3R 5ER on behalf of Interim Services (UK). Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Interim Services (UK) confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements relating to the Offer specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of that confirmation and compliance.

(b) If by 3.00 pm on 25 April, 1997 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Michael Page Shareholder may withdraw his acceptance of the Offer at any time after that time in the manner referred to in paragraph 3(a) above before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) above.

(c) If a no extension and/or no increase statement is withdrawn in accordance with paragraph 1(d) above, any acceptance of the Offer made after the date of that statement may be withdrawn in the manner referred to in paragraph 3(a) above, no later than the eighth day after the date on which the notice of the withdrawal is posted to Michael Page Shareholders.

(d) Except as provided by this paragraph 3, acceptances and elections will be irrevocable.

(e) In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Michael Page Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form satisfactory to Interim Services (UK) is produced with the notice). Telex or facsimile or other electronic transmissions or copies will not be sufficient. No notice which is post-marked or otherwise appears to Interim Services (UK) or its agents to have been sent from the United States, Canada, Australia or Japan will be treated as valid.

4. REVISED OFFER
(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revised Offer represents on the date on which the revision is announced (on such basis as J.P. Morgan may consider appropriate) an improvement (or no diminution) in the value of the consideration previously offered, the benefit of the revised Offer will, subject to paragraphs 4(c) and (d) and 6 below, be made available to each Michael Page Shareholder who has accepted the Offer in its original or previously revised form(s) (a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) will, subject to paragraphs 4(c) and (d) and 6 below, be deemed to be an acceptance of the Offer as so revised and will also constitute an authority to any director of Interim Services (UK) or any duly authorised representative of J.P. Morgan or any of their respective agents as his attorney and/or agent to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents and take such further actions (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or making any such election, the attorney and/or agent will take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) Interim Services (UK) reserves the right (subject to paragraph 4(a) above) to treat an executed Form of Acceptance relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of and/or election in respect of the revised Offer and such acceptance will constitute an authority in the terms of paragraph 4(a) above MUTATIS MUTANDIS on behalf of the relevant Michael Page Shareholder.

c)  The deemed acceptances and/or elections referred to in this paragraph
    4 shall not apply and the authorities conferred by this paragraph 4 shall not be exercised by any director of Interim Services (UK) or any duly authorised representative of J.P. Morgan or any of their respective agents if, as a result, the Previous Acceptor would (on such basis as J.P. Morgan may consider appropriate) receive less in aggregate consideration as a result of acceptance of the revised Offer than he would have received in aggregate consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him.

(d) The deemed acceptances and/or elections referred to in this paragraph
    4 will not apply and the authorities conferred by this paragraph will be ineffective to the extent that a Previous Acceptor shall lodge with The Royal Bank of Scotland, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance or some other form issued by (or on behalf of) Interim Services (UK) in which the Michael Page Shareholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

5. FORM OF ACCEPTANCE
Each Michael Page Shareholder by whom, or on whose behalf, any Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Interim Services (UK), J.P. Morgan and The Royal Bank of Scotland (in its capacity as receiving agent for the purpose of the Offer) (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of the Form of Acceptance shall constitute:

    (i) an irrevocable acceptance of the Offer in respect of the number of Michael Page Ordinary Shares inserted or deemed to be inserted in Box /1/ of the Form of Acceptance; and

   (ii) an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the Offer;

    in each case on the terms and subject to the conditions set out in this document and the Form of Acceptance and subject only to the rights of withdrawal set out in paragraph 3 above;

(b) that the Michael Page Ordinary Shares in respect of which the Offer is accepted, or is deemed to be accepted, are sold fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them on or after 3 March, 1997, including, without limitation, the right to receive and retain in full all dividends and other distributions declared, made or paid on or after that date, but excluding the right to receive and retain the proposed final dividend of 7p (net) per Michael Page Ordinary Share in respect of the year ended 31 December, 1996, which is proposed to be paid on 23 May, 1997;

(c) that unless "YES" is inserted in Box /6/ of the Form of Acceptance, such Michael Page Shareholder has not received or sent copies or originals of this document, the Form(s) of Acceptance or any related documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or indirectly, the United States, Canadian, Australian or Japanese mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce, or any facilities of a national securities exchange, of the United States, Canada, Australia or Japan; was outside the United States, Canada, Australia and Japan when the Form of Acceptance was delivered and at the time of accepting the Offer; in respect of the Michael Page Ordinary Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within the United States, Canada, Australia or Japan; and that the Form of Acceptance has not been mailed or otherwise sent in, into or from the United States, Canada, Australia or Japan;

(d) that the execution of the Form of Acceptance and its delivery to The Royal Bank of Scotland constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Michael Page Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of Interim Services (UK) and/or J.P. Morgan as such Michael Page Shareholder's attorney and/or agent, with an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) at the attorney's or agent's discretion in relation to the Michael Page Ordinary Shares referred to in sub-paragraph
    (a)(i) of this paragraph 5 in favour of Interim Services (UK) or as Interim Services (UK) may direct and to deliver such form(s) of transfer and/or renunciation and/or other document(s) at the attorney's and/or agent's discretion together with any share certificate(s) and/or other document(s) of title relating to such Michael Page Ordinary Shares for registration within six months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in Interim Services (UK) or its nominee(s) the Michael Page Ordinary Shares as aforesaid;

(e) that the execution of the Form of Acceptance and its delivery to The Royal Bank of Scotland constitutes the irrevocable appointment of The Royal Bank of Scotland as such Michael Page Shareholder's attorney and/or agent and with an irrevocable instruction to the attorney and/or agent
    (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Michael Page Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Interim Services (UK) or its agents may direct) by means of CREST all or any of the Relevant Michael Page Ordinary Shares (but not exceeding the number of Michael Page Ordinary Shares in respect of which the Offer is accepted or deemed to be accepted) and (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Michael Page Ordinary Shares to the original available balance of the accepting Michael Page Shareholder. "Relevant Michael Page Ordinary Shares" means Michael Page Ordinary Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 10(c) of the letter from J.P.Morgan contained in this document (subject to any alteration to such procedures announced by Interim Services (UK)) and where the transfer(s) to escrow was or were made in respect of Michael Page Ordinary Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) that, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Michael Page Shareholder not having validly withdrawn his acceptance, the execution of the Form of Acceptance and its delivery to The Royal Bank of Scotland constitutes a separate and irrevocable authority and request:

    (i) to Michael Page or its agents to procure the registration of the transfer of the Michael Page Ordinary Shares in certificated form pursuant to his acceptance of the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of them to Interim Services (UK) or as it may direct;

   (ii) if the Michael Page Ordinary Shares concerned are in certificated form, to Interim Services (UK), J.P. Morgan or their respective agents, to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque in respect of any cash consideration to which such shareholder is entitled under the Offer, at the risk of such shareholder, to the person or agent whose name and address outside the United States, Canada, Australia and Japan is set out in Box /7/ of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia and Japan; and

  (iii) if the Michael Page Ordinary Shares concerned are in uncertificated form, to Interim Services (UK), J.P. Morgan or their respective agents, to procure the creation of an assured payment obligation in favour of the Michael Page Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that Interim Services (UK) may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post and sub-paragraph (f)(ii) above shall apply to such method of payment;

(g) that the execution of the Form of Acceptance and its delivery to The Royal Bank of Scotland constitutes a separate authority to Interim Services (UK) or any duly authorised representative of J.P. Morgan or any of their respective agents within the terms of paragraph 4 above;

(h) subject to the Offer becoming unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) or if the Panel otherwise gives its consent, that:

    (i) Interim Services (UK) or its agents shall be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition a general meeting or separate class meeting of Michael Page) attaching to any Michael Page Ordinary Shares in respect of which the Offer has been accepted, or is deemed to have been accepted, and such acceptance is not validly withdrawn, such votes, where relevant, to be cast so far as possible to satisfy any outstanding condition of the Offer;

   (ii) the execution of a Form of Acceptance by a Michael Page
        Shareholder in respect of the Michael Page Ordinary Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

        (A) constitutes an authority to Michael Page from such Michael
            Page Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of Michael Page (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Michael Page Ordinary Shares into certificated form) to Interim Services (UK) at its registered office;

        (B) constitutes an authority to Interim Services (UK) or its agent to sign any consent to short notice on his behalf and/or attend and/or execute a form of proxy in respect of such

            Michael Page Ordinary Shares appointing any person nominated by Interim Services (UK) to attend general meetings and separate class meetings of Michael Page or its members (or any of them) (and any adjournments of any such meeting) and to exercise the votes attaching to such shares on his behalf, such votes, where relevant, to be cast so far as possible to satisfy any outstanding condition of the Offer; and

        (C) will also constitute the agreement of such Michael Page Shareholder not to exercise any of such rights without the consent of Interim Services (UK) and the irrevocable undertaking of such Michael Page Shareholder not to appoint a proxy for, or to attend, any such general meeting or separate class meeting;

(i) that he will deliver to The Royal Bank of Scotland at either of the addresses referred to in paragraph 3(a) above his share certificate(s) and/or other document(s) of title in respect of all Michael Page Ordinary Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in certificated form, or an indemnity acceptable to Interim Services (UK) in lieu of such documents, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(j) that he will take (or procure to be taken) the action set out in paragraph 10 of the letter from J.P. Morgan contained in this document to transfer all Michael Page Ordinary Shares held by him in uncertificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(k) that if, for any reason, any Michael Page Ordinary Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 10 of the letter from J.P.Morgan contained in this document are converted to certificated form, he will (without prejudice to sub-paragraph (h)(ii)(A) above) immediately deliver or procure the immediate delivery of the share certificate(s) and/or other document(s) of title in respect of all such Michael Page Ordinary Shares as so converted to The Royal Bank of Scotland at either of the addresses referred to in paragraph 3(a) above or to Interim Services (UK) at its registered office or as Interim Services (UK) or its agent may direct;

(l) that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements referred to in sub-paragraph (f)(iii) above shall, to the extent of the obligation so created, discharge in full any obligation of Interim Services (UK) to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(m) that, if he accepts the Offer, he will do all such acts and things as shall, in the opinion of Interim Services (UK) or The Royal Bank of Scotland, be necessary or expedient to vest in Interim Services (UK), or its nominee(s) or such other person as Interim Services (UK) may decide, the number of Michael Page Ordinary Shares inserted or deemed to be inserted in Box /1/ of the Form of Acceptance and all such acts and things as may be necessary or expedient to enable The Royal Bank of Scotland to perform its functions as escrow agent for the purposes of the Offer in relation to those Michael Page Ordinary Shares which are in uncertificated form;

(n) that the terms and conditions of the Offer contained in this document will be incorporated and deemed to be incorporated in the Form of Acceptance, which will be read and construed accordingly;

(o) that he will ratify each and every act or thing which may be done or effected by Interim Services (UK) or J.P. Morgan or The Royal Bank of Scotland or any authorised representative of Interim Services (UK) or J.P. Morgan or The Royal Bank of Scotland or their respective agents or Michael Page or its agents, as the case may be, in the exercise of any of his or its powers and/or authorities hereunder;

(p) that, if any provisions of this Part B will be unenforceable or invalid or will not operate so as to afford Interim Services (UK) or J.P. Morgan or The Royal Bank of Scotland or any authorised representative of any of them or their respective agents the benefit of the authority expressed to be given therein, he agrees with all practicable speed to do all such acts and things and execute all such documents that may be required to enable those persons to secure the full benefits of this Part B;

(q) that he submits, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England; and

(r) on execution, the Form of Acceptance will take effect as a deed.

6. OVERSEAS SHAREHOLDERS
(a) The making of the Offer in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the UK may be affected by the laws of the relevant jurisdictions. Michael Page Shareholders who are residents, citizens or nationals of jurisdictions outside the UK should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities, and the payment of any issue, transfer or other taxes due in that jurisdiction.

(b) In particular, the Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions. Such means or instrumentalities include, but are not limited to, facsimile transmission, telex and telephone.

    Accordingly, copies of this document, the Form of Acceptance and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in or into the United States, Canada, Australia or Japan including to Michael Page Shareholders or participants in the Michael Page Share Option Schemes with registered addresses in those jurisdictions or to persons whom Interim Services (UK) knows to be nominees, custodians or trustees holding Michael Page Ordinary Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from the United States, Canada, Australia or Japan or use any such means, instrumentality or facilities in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese mails or any such means, instrumentality or facilities for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Form of Acceptance must not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from these jurisdictions and all acceptors must provide addresses outside the United States, Canada, Australia and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to sub-paragraphs 5(f)(ii) or (iii) above or for the return of the Form of Acceptance and (in relation to Michael Page Ordinary Shares in certificated form) any Michael Page Ordinary Share certificate(s) and/or other document(s) of title.

(c) Subject as provided below, a Michael Page Shareholder will be deemed not to have accepted the Offer if:

    (i) he puts "Yes" in Box /6/ of the Form of Acceptance and by so doing does not make the representations and warranties set out in paragraph 5(c) above;

   (ii) he completes Box /4/ of the Form of Acceptance with an address in the United States, Canada, Australia or Japan or has a registered address in the United States, Canada, Australia or Japan and in either case he does not insert in Box /7/ of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia and Japan to whom he wishes the consideration to which he is entitled under the Offer, or returned documents, to be sent, subject to the provisions of this paragraph 6 and applicable laws; or

  (iii) a Form of Acceptance received from him is received in an envelope postmarked in, or otherwise appears to Interim Services (UK) or its agents to have been sent from, the United States, Canada, Australia or Japan, and Interim Services (UK) reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 5(c) above could have been truthfully given by the relevant Michael Page Shareholder and, if such investigation is made and as a result Interim Services
    (UK) determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

(d) If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, any Form of Acceptance or any related offer document in, into or from the United States, Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such forwarding, such person should (i)inform the recipient of such fact, (ii) explain to the recipient that such action may invalidate any purported acceptance by the recipient and
    (iii) draw the attention of the recipient to this paragraph 6.

(e) The Offer extends to persons to whom this document, the Form of Acceptance and any related documents may not be despatched and such persons may collect copies of those documents from The Royal Bank of Scotland at either of the addresses referred to in paragraph 3(a) above. Interim Services (UK) and J.P. Morgan reserve the right to notify any matter, including the making of the Offer, to all or any Michael Page Shareholders:

    (i) with a registered address outside the UK; or

   (ii) whom Interim Services (UK) knows to be a custodian, trustee or nominee holding Michael Page Ordinary Shares for persons who are citizens, residents or nationals of jurisdictions outside the UK,

    by announcement or by paid advertisement in a daily national newspaper published and circulated in the UK (in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by such shareholder to receive or see such notice) and all references in this document to notice or the provision of information in writing by or on behalf of Interim Services (UK) shall be construed accordingly.

(f) Notwithstanding anything to the contrary contained in this document or the Form of Acceptance, Interim Services (UK) and J.P. Morgan may make the Offer (with or without giving effect to the foregoing sub-paragraphs of this paragraph 6) in the United States, Canada, Australia or Japan or available to persons with a registered address in the United States, Canada, Australia or Japan pursuant to an exemption under the United States Securities Act of 1933, as amended, or in accordance with applicable law in Canada, Australia or Japan and in this connection the provisions of paragraph 5(c) above will be varied accordingly.

(g) The provisions of this paragraph 6 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Michael Page Shareholder(s) or on a general basis by Interim Services (UK) at its absolute discretion. Subject thereto, the provisions of this paragraph 6 supersede any terms of the Offer which are inconsistent with them.

(h) The Loan Notes to be issued pursuant to the Offer have not been, and will not be registered under the United States Securities Act of 1933, as amended, or in accordance with applicable laws in Canada, Australia or Japan. Accordingly, unless an exemption under such Act or laws is available, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

7. GENERAL
(a) The Offer will lapse unless all the conditions relating to the Offer have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Interim Services (UK) in its reasonable opinion to be or remain satisfied by the later of (i) 3.00 pm on 25 April, 1997; (ii) 21 days after the date on which the Offer becomes unconditional; and (iii) such date as Interim Services (UK) may, with the consent of the Panel, decide, provided that Interim Services (UK) shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment. If the Offer lapses for any reason, the Offer shall cease to be capable of fulfilment. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and Interim Services (UK) and J.P. Morgan and Michael Page Shareholders shall thereupon cease to be bound by prior acceptances.

(b) Except with the consent of the Panel, settlement of the consideration to which any Michael Page Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Interim Services (UK) may otherwise be, or claim to be, entitled as against such shareholder and will be effected in the manner described in paragraph 11 of the letter from J.P. Morgan contained in this document.

(c) Subject to paragraph (d) below, notwithstanding that no certificate(s) or other document of title is/are delivered in respect of any Michael Page Ordinary Shares held in certificated form, a duly completed Form of Acceptance: (i) executed under seal by SEPON Limited and endorsed on behalf of the London Stock Exchange to the effect that the Michael Page Ordinary Shares to which it refers are the whole or part of a holding registered in the name of SEPON Limited and/or are Michael Page Ordinary Shares of which SEPON Limited is unconditionally entitled immediately to become the registered holder, or (ii) executed by any other person(s) and endorsed on behalf of the London Stock Exchange to the effect that such person(s) is/are unconditionally entitled immediately to become the registered holder(s) of the shares to which it refers and that one or more transfer(s) in favour of such person(s) in respect thereof is/are in the course of registration, may be treated by Interim Services (UK) and J.P. Morgan as an acceptance valid in all respects on the date of its actual receipt provided that, on its presentation to Michael Page registrars, it is unconditionally accepted for registration.

(d) Notwithstanding the right reserved by Interim Services (UK) to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, or not accompanied by the relevant transfer to escrow, except as otherwise agreed with the Panel:

    (i) an acceptance of the Offer will only be counted towards fulfilling the relevant acceptance condition if the requirements of
        Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it;

   (ii) a purchase of Michael Page Ordinary Shares by Interim Services
        (UK) or its nominee(s) (or, if relevant, any person acting in concert with Interim Services (UK), or its nominee(s)) will only be counted towards fulfilling the relevant acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

  (iii) the Offer will not become unconditional unless The Royal Bank of Scotland issues a certificate to Interim Services (UK) and/or J.P. Morgan or their respective agents stating the number of Michael Page Ordinary Shares in respect of which acceptances of the Offer have been received which comply with sub-paragraph (i) above and the number of Michael Page Ordinary Shares otherwise acquired, whether before or during the Offer Period, which comply with sub-paragraph
        (ii) above.

(e) If sufficient acceptances are received, Interim Services (UK) intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily any outstanding Michael Page Ordinary Shares to which the Offer relates.

(f) The terms, provisions, instructions and authorities contained or deemed to be contained in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in and form part of the Form of Acceptance.

(g) All references in this document and in the Form of Acceptance to 4 April, 1997 will (except in the definition of Offer Period and in paragraph 1(a) above and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h) References in paragraphs 5 and 6 to a Michael Page Shareholder will include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance, such paragraphs will apply to them jointly and severally.

(i) Any omission to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way.

(j) Interim Services (UK) and J.P. Morgan reserve the right to treat acceptances as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as set out in this document or the Form of Acceptance.

(k) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificates, or other documents of title will be given by, or on behalf of, Interim Services (UK). All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Michael Page Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

(l) If the Offer does not become unconditional in all respects, the Form of Acceptance, share certificates and/or other documents of title will be returned by post (or such other methods as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address outside the United States, Canada, Australia and Japan is set out in Box /7/ on the relevant Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia and Japan. No such documents will be sent to an address in the United States, Canada, Australia or Japan. The Royal Bank of Scotland will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all relevant Michael Page Ordinary Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Michael Page Shareholders concerned.

(m) All powers of attorney, appointments of agents and authorities conferred by this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Michael Page Shareholder concerned and are irrevocable in accordance with section 4 of the Power of Attorney Act 1971 except in the circumstances where the donor of such power of attorney or authority or appointor validly withdraws his acceptance.

(n) The Offer is made at 3.00 pm on 14 March, 1997 and is capable of acceptance from and after that time. The Offer is being made by means of this document and an advertisement proposed to be published in the Evening Standard on 14 March, 1997 and in the Financial Times on 15 March, 1997. Forms of Acceptance and copies of this document are available from The Royal Bank of Scotland at either of the addresses referred to in paragraph 3(a) above and/or J.P. Morgan at 60 Victoria Embankment, London EC4Y 0JP.

(o) The Offer and the Form of Acceptance and all acceptances and elections in respect of them will be governed by and construed in accordance with English law.

(p) The Offer will lapse if the acquisition of Michael Page is referred to the Monopolies and Mergers Commission before 3.00 pm on 4 April, 1997 or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later, and if the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Michael Page Shareholders and Interim Services (UK) will cease to be bound by Forms of Acceptance submitted before the time when the Offer lapses.

(q) The Loan Note Alternative will lapse if the Offer lapses or expires and is conditional upon the Offer becoming wholly unconditional.

                                  APPENDIX II


                         PARTICULARS OF THE LOAN NOTES

The Loan Notes to be issued by Interim Services (UK) pursuant to the Loan Note Alternative will be constituted by the Loan Note Instrument to be executed by Interim Services (UK) and NationsBank N.A. (London branch) ("NationsBank") which will contain (INTER ALIA) provisions to the following effect:

1. The Loan Notes will be issued by Interim Services (UK) in amounts and integral multiples of L1 and will be guaranteed by NationsBank. The Loan
     Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by Interim Services (UK).

2. Interest on the Loan Notes will acrue from day to day and will be calculated on the basis of a 365 day year and will be payable (after deduction of tax) twice yearly in arrears on 30 June and 31 December in each year (each an "Interest Payment Date") or, if any such day is not a business day, on the immediately preceding business day in respect of the period (an "Interest Period") starting on the previous Interest Payment Date and ending on the day before the next Interest Payment Date. The first payment of interest on the Loan Notes will be made on 31 December, 1997 and will be in respect of the period starting on the date of the issue of the Loan Notes and ending on (but excluding) 31 December, 1997 and this period is also called an "Interest Period".

3. The rate of interest on the Loan Notes for each Interest Period will be the rate per annum calculated by Interim Services (UK) to be one per cent below the rate per annum (as notified to Interim Services (UK)) which Lloyds Bank Plc is prepared to offer six-month sterling deposits of L10,000,000 to leading banks in the London inter-bank market at or about
     11.00 am London time on the first day of the relevant Interest Period as certified by a duly authorised official of the bank (which certificate shall be conclusive and binding in the absence of manifest error). If a rate of interest cannot be established for the first Interest Period the rate for that period shall be calculated by reference to such rate as the Company may reasonably decide on the basis of quotation, made for six month deposits of a similar size and currency in any such other interbank market or markets as Interim Services (UK) may reasonably select and, if a rate of interest cannot be established in accordance with the foregoing provisions for any succeeding Interest Period then the rate of interest on the Loan Notes for such period shall be the same as that applicable to the Loan Notes during the previous Interest Period.

4.   A holder of Loan Notes ("Noteholder") shall be entitled to require
     Interim Services (UK) to redeem all or any part (being L1,000 nominal or an integral multiple thereof) of his holding of Loan Notes at par, together with accrued interest (after deduction of tax), on any Interest Payment Date falling on or after 31 December, 1997 in any of the years 1997 to 2002 inclusive by giving not less than 30 days' notice in writing to Interim Services (UK) before that Interest Payment Date. On the due date of redemption, Interim Services (UK) shall redeem the Loan Notes at par together with accrued interest (after deduction of tax) up to but excluding that date.

5. If at any time, the principal amount of Loan Notes outstanding is less than or equal to the greater of L3,000,000 and 25 per cent. of the total nominal amount of Loan Notes issued prior to that time Interim Services
     (UK) may, by giving to the remaining Noteholders not less than 30 days' notice expiring on any Interest Payment Date falling on or after 31 December, 1997 and before 31 December, 2002, redeem on that Interest Payment Date all (but not some only) of the outstanding Loan Notes at par together with accrued interest (after deduction of tax) up to but excluding that Interest Payment Date. Interim Services (UK) will have the right on any Interest Payment Date to redeem the Loan Notes at par together with accrued interest (after deduction of tax) on no less than one month's notice at any time if interest payable under the Loan Notes is reasonably expected by it to fall to be treated as a distribution for corporation tax purposes.

6. Each Noteholder shall be entitled to require all or any part (being L1,000 nominal or an integral multiple thereof) of the Loan Notes to be repaid at par together with accrued interest (after deduction of tax) up to but excluding the date of redemption upon written notice by such Noteholder to Interim Services UK upon the occurrence of any of the following events:

     (a) the passing of a resolution by Interim Services (UK) for its winding-up or the making by a Court of competent jurisdiction of an order for the winding-up of Interim Services (UK) or the dissolution of Interim Services (UK) otherwise than, in each case, for the purposes of a solvent amalgamation or reconstruction;

     (b)  the making of an administration order in relation to Interim Services
          (UK) or the appointment of a receiver over, or the taking into possession or sale by an encumbrancer of, any of the assets of Interim Services (UK) where any relevant order is not stayed within a period of seven days;

     (c) the making by Interim Services (UK) of an arrangement or composition with its creditors generally or the making by Interim Services (UK) of an application to a court of competent jurisdiction for protection of its creditors generally; or

     (d) the failure by Interim Services (UK) to meet its payment obligations to holders of Loan Notes under the Loan Note Instrument within 21 days of the due date for payment.

7. Any Loan Notes not previously purchased or redeemed will be redeemed at par on 31 December, 2002 together with accrued interest (after deduction of tax) up to but excluding that date.

8. Interim Services (UK) will be entitled at any time on or after 31 December, 1997 to purchase Loan Notes at any price by tender, private treaty or otherwise by agreement with the relevant Noteholder(s).

9. No application has been made or will be made to any stock exchange for the Loan Notes to be listed or dealt in.

10. Interim Services (UK) may, without the consent of the Noteholders but subject to the prior written consent OF NationsBank (not to be unreasonably withheld), substitute any other company which is a member of the Interim Services Group in place of Interim Services (UK) as the principal debtor under the Loan Note Instrument but in such event the Loan Notes will continue to be unconditionally guaranteed as to both principal and interest by NationsBank.

11. Noteholders will cease to be entitled to amounts due in respect of interest which remains unclaimed for a period of five years and to amounts due in respect of principal which remains unclaimed for periods of ten years, in each case from the date on which the relevant payment first became due.

12. The provisions of the Loan Note Instrument and the rights of the Noteholders against Interim Services (UK) may from time to time be modified, abrogated or compromised in any respect with the sanction of an Extraordinary Resolution of the Noteholders, as defined in the Loan Note Instrument, and with the consent of Interim Services (UK) and NationsBank.

13. Transfers of Loan Notes to or for the benefit of persons in or resident in the USA, Canada, Australia, Japan or the Republic of Ireland are forbidden, and other restrictions with respect to those countries apply, as set out in the Loan Note Instrument.

14. The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English Law.

The above represents a summary of the terms of the Loan Notes and is subject to the detailed provisions of the Loan Note Instrument which will govern the rights and obligations of Interim Services (UK), NationsBank and the Noteholders with respect to the Loan Notes.

THE LOAN NOTES WILL ONLY BE ISSUED IF, BY THE TIME THE OFFER BECOMES OR IS DECLARED WHOLLY UNCONDITIONAL, MICHAEL PAGE SHAREHOLDERS HAVE ELECTED FOR AT LEAST L10 MILLION IN AGGREGATE NOMINAL VALUE OF LOAN NOTES. IF, AS A RESULT OF THIS CONDITION, THE LOAN NOTES ARE NOT ISSUED, THOSE MICHAEL PAGE SHAREHOLDERS WHO HAVE ELECTED FOR LOAN NOTES WILL RECEIVE THE CONSIDERATION IN CASH.

                                 APPENDIX III

                 FINANCIAL EFFECTS OF ACCEPTANCE OF THE OFFER

FINANCIAL EFFECTS OF ACCEPTANCE OF THE OFFER
The following tables set out, for illustrative purposes only, and on the bases and assumptions stated in the notes below, the financial effects on total consideration and income for a holder of one Michael Page Ordinary Share accepting the Offer if the Offer becomes or is declared unconditional in all respects:

    (A) INCREASE IN TOTAL CONSIDERATION

        Cash consideration                                                  550p

        Proposed final dividend                                               7p

        Total consideration plus dividend                                   557p

        Market value of one Michael Page Ordinary Share (Note 1)            495p

        Increase (taking into account proposed final dividend)               62p

        This represents an effective increase of                           12.5%

    (B) INCREASE IN GROSS INCOME

        Gross income from total cash consideration plus dividend (Note 2) 39.05p

        Gross dividend income on one Michael Page                         11.25p
        Ordinary Share (Note 3)

       Increase                                                           27.80p

       This represents an effective increase of                           247.1%

NOTES:

1. THE MARKET VALUE OF ONE MICHAEL PAGE ORDINARY SHARE IS BASED ON THE SEAQ MIDDLE MARKET QUOTATION PREVAILING AT THE CLOSE OF BUSINESS ON 28 FEBRUARY, 1997 (BEING THE LAST BUSINESS DAY PRIOR TO THE COMMENCEMENT OF THE OFFER PERIOD).

2. THE GROSS INCOME ASSUMES THAT THE CASH CONSIDERATION (INCLUDING THE PROPOSED FINAL DIVIDEND) IS RE-INVESTED IN GOVERNMENT SECURITIES SO AS TO ACHIEVE A GROSS INCOME OF 7.01 PER CENT. PER ANNUM, BEING THE AVERAGE GROSS REDEMPTION YIELD ON MEDIUM COUPON BRITISH GOVERNMENT FIXED INTEREST SECURITIES OF UP TO 5 YEARS' MATURITY, AS DERIVED FROM THE FT-ACTUARIES INDEX ON 12 MARCH, 1997 (BEING THE LATEST PRACTICABLE DATE PRIOR TO THE POSTING OF THIS DOCUMENT).

3. THE GROSS DIVIDEND INCOME ON A MICHAEL PAGE ORDINARY SHARE IS BASED ON THE INTERIM DIVIDEND FOR THE SIX MONTHS ENDED 30 JUNE, 1996 OF 2P (NET) PER MICHAEL PAGE ORDINARY SHARE AND THE PROPOSED FINAL DIVIDEND FOR THE YEAR ENDED 31 DECEMBER, 1996 OF 7P (NET) PER MICHAEL PAGE ORDINARY SHARE TOGETHER WITH AN ASSUMED TAX CREDIT OF 20/80THS.

4. NO ACCOUNT HAS BEEN TAKEN OF ANY LIABILITY TO TAXATION, SAVE THAT, IN RELATION TO CALCULATING THE INCREASE IN TOTAL CONSIDERATION, ANY TAX CREDIT ATTACHING TO THE PROPOSED FINAL DIVIDEND HAS BEEN DISREGARDED. IF A 1.75P TAX CREDIT IS INCLUDED IN THIS CALCULATION, GIVING A GROSS DIVIDEND OF 8.75P, THE TOTAL CONSIDERATION PLUS DIVIDEND IS 558.75P, WHICH REPRESENTS A 12.9% INCREASE IN TOTAL CONSIDERATION (TAKING INTO ACCOUNT THE PROPOSED FINAL DIVIDEND).

                                 APPENDIX IV

       FURTHER INFORMATION ON INTERIM SERVICES AND INTERIM SERVICES (UK)

1.  INTERIM SERVICES (UK)

Interim Services (UK) was incorporated as a private limited company on 30 January, 1997 and was re-registered as a public limited company on 10 March, 1997 and has its registered office at 21 Holborn Viaduct, London EC1A 2DY. Interim Services (UK), a wholly-owned subsidiary of Interim Services (Europe) Inc which, in turn, is a wholly-owned subsidiary of Interim Services Inc, has been established for the purpose of making the Offer and has an authorised and fully issued share capital of L50,000.

2.  DIRECTORS OF INTERIM SERVICES (UK)

The directors of Interim Services (UK) are:

Raymond Marcy (President and Chief Executive Officer of Interim Services) Roy Krause (Executive Vice President and Chief Financial Officer of Interim Services) John B. Smith (Senior Vice President and Legal Counsel of Interim Services)

3.     FINANCIAL INFORMATION

Section 4 presents selected financial data on Interim Services. Sections 5 to 8 summarise the consolidated financial statements of Interim Services for the three fiscal years ended 30 December, 1994, 29 December, 1995 and 27 December, 1996. All financial data in these sections is derived from the published audited accounts for those years.

4.  SELECTED FINANCIAL DATA

                            SELECTED FINANCIAL DATA

                                                                         YEARS ENDED
                                                      ---------------------------------------------------
IN $ THOUSANDS, EXCEPT PER SHARE AMOUNTS               27 DEC., 1996    29 DEC., 1995    30 DEC., 1994(1)
                                                      ---------------  ---------------  -----------------
System-wide Sales(2).................................      $1,834,258       $1,494,260         $1,279,339
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
INCOME STATEMENT DATA:
Revenues:
Commercial Division
 Commercial Staffing.................................      $  602,504       $  515,454         $  431,348
 Professional Services...............................         308,793          138,140             99,935
HealthCare Division..................................         229,002          205,719            165,614
Other Income.........................................           6,852            4,934              7,799
                                                      ---------------  ---------------  -----------------
 Total Revenues......................................       1,147,151          864,247            704,696
Expenses:
Cost of Services.....................................         795,789          600,169            491,404
                                                      ---------------  ---------------  -----------------
 Gross Profit........................................         351,362          264,078            213,292
Selling, General Admin...............................         243,652          177,105            137,859
Licensee Commissions.................................          39,500           37,295             33,796
                                                      ---------------  ---------------  -----------------
 Results of Operations...............................          68,210           49,678             41,637
Merger Expense(3)....................................           8,600               --                 --
Amort. Of Intangibles................................           8,802            6,884              6,041
Interest Expense(4)(5)...............................           5,696              990                112
                                                      ---------------  ---------------  -----------------
 Earnings Before Taxes...............................          45,112           41,804             35,484
Taxes on Earnings....................................          22,097           18,071             16,028
                                                      ---------------  ---------------  -----------------
 Net Earnings........................................      $   23,015       $   23,733         $   19,456
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
Net Earnings Per Share(6)............................      $     1.38       $     1.52         $     1.26
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
Net Earnings Per Share (excluding merger expenses)...      $     1.83
                                                      ---------------
                                                      ---------------
Weighted Average Shares..............................          16,709           15,662             15,391

BALANCE SHEET DATA:
Total Assets(7)......................................      $  512,490       $  424,489         $  275,364
Long-term Obligations................................              --           60,000                 --
Working Capital......................................         169,283           67,526             81,997

OPERATING INFORMATION:
Total Offices(8).....................................             998              940                796

(1)  THE 1994 FISCAL YEAR CONTAINED 53 WEEKS. ALL OTHER YEARS CONTAINED 52
     WEEKS.
(2) INCLUDES SALES OF ALL COMPANY-OWNED, FRANCHISED AND LICENSED OFFICES. SALES DATA FOR FRANCHISED OFFICES ARE DERIVED FROM REPORTS PROVIDED BY FRANCHISEES, WHICH ARE NOT AUDITED.
(3) ON MAY 23, 1996, THE COMPANY COMPLETED A MERGER WITH BRANDON SYSTEMS CORPORATION ("BRANDON"), AN IT STAFFING COMPANY. MERGER EXPENSE
     REPRESENTS ALL FEES AND EXPENSES RELATED TO THE MERGER, CONSOLIDATION AND RESTRUCTURING OF THE COMBINED COMPANIES.
(4)  INTEREST EXPENSE IS NET OF INTEREST INCOME EARNED BY BRANDON.
(5) PRIOR TO SEPTEMBER 25, 1993, THE COMPANY'S WORKING CAPITAL AND ACQUISITION FINANCING WERE PROVIDED BY H & R BLOCK, INC. ("BLOCK"). THERE WAS NO INTEREST CHARGED ON INTERCOMPANY DEBT. IN CONJUNCTION WITH THE IPO, EFFECTIVE SEPTEMBER 25, 1993, BLOCK FORMALIZED THIS ARRANGEMENT BY
     (I) PROVIDING A REVOLVING CREDIT FACILITY IN THE AMOUNT OF $20,000 TO FUND THE OPERATING REQUIREMENTS OF THE COMPANY; (II) CONVERTING $30,000 OF INTERCOMPANY INDEBTEDNESS ON SUCH DATE TO A TERM LOAN AND
     (III) CONTRIBUTING $51,289 TO THE CAPITAL OF THE COMPANY. THE EARNINGS DATA FOR FISCAL 1992 AND 1993 GIVE EFFECT TO THIS ARRANGEMENT AS IF IT OCCURRED AT THE BEGINNING OF THE PERIODS. INTEREST EXPENSE HAS BEEN COMPUTED AT 6% AND INCOME TAXES AT THE STATUTORY RATE.
(6) NO CASH DIVIDEND HAS EVER BEEN PAID BY INTERIM SERVICES. HOWEVER, PRIOR TO THE BRANDON MERGER, BRANDON PAID CASH DIVIDENDS.
(7) CERTAIN RECLASSIFICATIONS HAVE BEEN MADE TO PRIOR PERIODS TO CONFORM TO CURRENT YEAR PRESENTATION.
(8)  AT END OF PERIOD.

5. CONSOLIDATED STATEMENT OF EARNINGS OF INTERIM SERVICES

The following table sets forth the consolidated income statements of Interim Services for the three fiscal years ended 30 December, 1994, 29 December, 1995 and 27 December, 1996, as derived from the published audited consolidated accounts for those years:

                      CONSOLIDATED STATEMENT OF EARNINGS

                                                                         YEARS ENDED
                                                      ---------------------------------------------------
IN $ THOUSANDS, EXCEPT PER SHARE AMOUNTS               27 DEC., 1996    29 DEC., 1995    30 DEC., 1994(1)
                                                      ---------------  ---------------  -----------------
Revenues.............................................      $1,147,151       $  864,247         $  704,696
Cost of services.....................................         795,789          600,169            491,404
                                                      ---------------  ---------------  -----------------
 Gross profit........................................         351,362          264,078            213,292
                                                      ---------------  ---------------  -----------------
Selling, general and administrative expenses.........         243,652          177,105            137,859
Licensee commissions.................................          39,500           37,295             33,796
Amortization of intangibles..........................           8,802            6,884              6,041
Interest expense.....................................           5,696              990                112
Merger expense.......................................           8,600               --                 --
                                                      ---------------  ---------------  -----------------
                                                              306,250          222,274            177,808
                                                      ---------------  ---------------  -----------------
EARNINGS BEFORE TAXES................................          45,112           41,804             35,484
Income taxes.........................................          22,097           18,071             16,028
                                                      ---------------  ---------------  -----------------
 Net earnings........................................      $   23,015       $   23,733         $   19,456
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
Net earnings per common and common equivalent
 shares..............................................      $     1.38       $     1.52         $     1.26
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
WEIGHTED AVERAGE SHARES OUTSTANDING..................          16,709           15,662             15,391
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------

See notes to consolidated financial statements in paragraph 8 of this Appendix IV.

6.  ASSETS AND LIABILITIES OF INTERIM SERVICES

The following sets forth the consolidated assets and liabilities of Interim Services as at 29 December, 1995 and 27 December, 1996 extracted from the published audited consolidated balance sheets at those dates:

                          CONSOLIDATED BALANCE SHEET

                                                                                     AS AT
                                                                      ----------------------------------
IN $ THOUSANDS, EXCEPT PER SHARE AMOUNTS                                27 DEC., 1996      29 DEC., 1995
                                                                      ---------------    ---------------
ASSETS
Current Assets:
 Cash and cash equivalents...........................................      $   18,938         $    4,025
 Marketable securities:
  Available for sale.................................................              --             15,675
  Trading securities.................................................           7,499                 --
 Receivables, less allowance for doubtful accounts of $3,023 and
 $2,176..............................................................         186,732            143,209
 Insurance deposits..................................................          32,794             33,547
 Other current assets................................................          18,301              9,270
                                                                      ---------------    ---------------
 Total current assets................................................         264,264            205,726
Intangible assets, net...............................................         174,747            171,529
Property and equipment, net..........................................          49,795             27,128
Other assets.........................................................          23,684             20,106
                                                                      ---------------    ---------------
                                                                           $  512,490         $  424,489
                                                                      ---------------    ---------------
                                                                      ---------------    ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable to banks..............................................      $       --         $   54,727
 Accounts payable and other accrued expenses.........................          27,092             25,829
 Accrued salaries, wages and payroll taxes...........................          40,948             30,005
 Accrued insurance...................................................          26,782             26,180
 Dividend payable....................................................              --                372
 Accrued income taxes................................................             159              1,087
                                                                      ---------------    ---------------
 Total current liabilities...........................................          94,981            138,200
Long-Term Obligations................................................             ---             60,000
Deferred Tax Liability...............................................           2,798                 --
Commitments and contingencies
Stockholders Equity:
 Preferred stock, par value $.01 per share; authorised --
  2,500,000 shares; none issued or outstanding
 Common stock, par value $.01 per share; authorised --
  50,000,000 and 25,000,000 shares; issued and
  outstanding -- 19,476,684 and 15,376,248 shares....................             195                154
 Additional paid-in capital..........................................         251,236             85,121
 Treasury stock......................................................            (460)                --
Unrealized gain on marketable securities.............................              --                 26
Retained earnings....................................................         163,740            140,988
                                                                      ---------------    ---------------
Total stockholders' equity...........................................         414,711            226,289
                                                                      ---------------    ---------------
                                                                           $  512,490         $  424,489
                                                                      ---------------    ---------------
                                                                      ---------------    ---------------

See notes to consolidated financial statements in paragraph 8 of this Appendix IV.

7.  CASH FLOW STATEMENT OF INTERIM SERVICES

The following table sets forth the consolidated cash flow statements of Interim Services for the three fiscal years ended 30 December, 1994, 29 December, 1995 and 27 December, 1996, as derived from the published audited consolidated accounts for those years:

CONSOLIDATED STATEMENT OF CASH FLOW

                                                                          YEARS ENDED
                                                      ---------------------------------------------------
IN $ THOUSANDS                                          27 DEC., 1996    29 DEC., 1995      30 DEC., 1994
                                                      ---------------  ---------------  -----------------
Cash Flows from Operating Activities:
 Net earnings..........................................     $  23,015        $  23,733          $  19,456
 Adjustments to reconcile net earnings to net cash
 from operating activities:
  Depreciation and amortisation........................        18,911           14,556             12,173
  Provision for (Benefit from) deferred taxes on
  income...............................................           687              (74)               775
  Changes in assets and liabilities, net of effects of
  acquisitions:
   Receivables.........................................       (40,724)         (27,458)           (19,118)
   Trading securities..................................        (7,499)              --                 --
   Insurance deposits..................................           753           (6,138)            (7,215)
   Other current assets................................        (6,308)          (2,334)               285
   Other assets........................................        (5,199)          (9,527)            (5,324)
   Accounts payable and accrued expenses...............          (280)           3,143              3,825
   Accrued salaries, wages and payroll taxes...........         9,434           10,481              6,420
   Accrued insurance...................................           602              (54)             1,928
   Accrued income taxes................................          (928)             460             (2,810)
   Other...............................................         1,437             (226)              (335)
                                                      ---------------  ---------------  -----------------
   Net Cash (Used in) Provided by Operating
   Activities..........................................        (6,099)           6,562             10,060
                                                      ---------------  ---------------  -----------------
Cash Flows from Investing Activities:
 Capital expenditures..................................       (32,982)         (11,303)            (9,576)
 Purchases of marketable securities....................        (1,123)         (16,910)           (10,276)
 Proceeds from sales of marketable securities..........        16,754           11,736              9,106
 Decrease in deposits..................................            --               35                 (4)
 Acquisitions, net of cash acquired....................       (11,964)         (98,990)           (10,758)
                                                      ---------------  ---------------  -----------------
   Net Cash Used in Investing Activities...............       (29,315)        (115,432)           (21,508)
                                                      ---------------  ---------------  -----------------
Cash Flows from Financing Activities:
 (Repayments) Issuances of notes payable...............      (114,727)         108,218              6,100
 Transactions of pooled company........................          (103)          (2,596)              (421)
 Purchase of treasury stock............................          (460)              --                 --
 Proceeds from secondary stock offering................       163,114               --                 --
 Repayments to H & R Block.............................            --               --            (30,000)
 Proceeds from exercise of employee stock options......         2,503              401                 --
 Proceeds from exercise of over-allotment option.......            --               --             28,275
                                                      ---------------  ---------------  -----------------
  Net Cash Provided by Financing Activities............        50,327          106,023              3,954
                                                      ---------------  ---------------  -----------------
 Net Increase/(decrease) in cash and cash equivalents..        14,913           (2,847)            (7,494)
 Cash and cash equivalents, beginning of period........         4,025            6,872             14,366
                                                      ---------------  ---------------  -----------------
 Cash and cash equivalents, end of period..............     $  18,938        $   4,025          $   6,872
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
Supplemental Disclosures of Cash Flow Information:
 Income taxes paid.....................................     $  21,602        $  17,570          $  16,911
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------
 Interest paid.........................................     $   6,546        $   1,452          $     528
                                                      ---------------  ---------------  -----------------
                                                      ---------------  ---------------  -----------------

    See notes to consolidated financial statements in paragraph 8 of this
                                 Appendix IV.

8.   NOTES TO THE ACCOUNTS OF INTERIM SERVICES

The notes to the accounts of the Interim Services Group, which include a summary of significant accounting policies, set out below, are extracted from its audited consolidated accounts for the year ended 27December, 1996. References to "the Company" are to Interim Services. The presentation of dates has been conformed to the rest of this document. Amounts are in $ thousands, except per share amounts.


NOTE 1 -- ORGANISATION

HISTORY -- Prior to 27 January, 1994, the effective date of its initial public offering, Interim Services Inc. ("Interim" or the "Company") was a wholly-owned subsidiary of H & R Block, Inc. ("Block"). On 27 January, 1994, Block completed the sale at $20 per share of 10 million shares of the Company, its entire holdings. On 28 January, 1994, the Company's shares commenced trading on the Nasdaq Stock Market. In addition, the underwriters for the offering exercised their over-allotment option and purchased from the Company an additional 1.5 million shares at $20 per share. The net proceeds to the Company were $28,275.

On 7 August, 1996 Interim Common Stock began trading on the New York Stock Exchange. On 17 October, 1996 the Company completed a public offering of 4,250,000 shares of its $.01 par value common stock (300,000 shares were sold by certain selling shareholders and 3,950,000 shares were sold by the Company) at $43.25 per share. Net proceeds to the Company were $163,114.

BUSINESS -- The Company is a leader in providing a comprehensive range of customised staffing solutions, including flexible staffing, home care, full-time placement, consulting and other value-added services on a national basis to businesses, professional and service organisations, governmental agencies, health care facilities and individuals. The Company operates through a network of offices throughout the United States, Canada, The Netherlands and the United Kingdom.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

RECLASSIFICATIONS -- Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.

PERVASIVENESS OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

FISCAL YEAR -- The Company's fiscal year is comprised of 52 or 53 weeks, ending on the last Friday in December. The fiscal years ended 27 December, 1996, 29 December, 1995 and 30 December, 1994 included 52, 52 and 53 weeks respectively.

CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost which approximates fair value.

MARKETABLE SECURITIES -- Marketable securities are comprised of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its current investment portfolio as trading securities and the carrying value of such securities has been adjusted to fair market value, which was not materially different from cost. Prior to the merger with Brandon, Brandon had classified its investments as available for sale.

ALLOWANCE FOR DOUBTFUL ACCOUNTS -- The Company carries accounts and notes receivable at the amount it deems to be collectible. Accordingly, the Company provides allowances for accounts and/or notes receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognised in the period they are received. The ultimate amount of accounts and/or notes receivable that become uncollectible could differ from those estimated.

INTANGIBLE ASSETS -- The excess of cost of franchise and independent offices acquired over the fair value of net assets acquired is being amortized on a straight-line basis over periods of approximately 29 years. The Company evaluates the recoverability of its investment in such intangible assets in relation to anticipated cash flows on an undiscounted basis. If the estimated future cash flows are projected to be less than the carrying value, an impairment write-down would be recorded.

REVENUES -- The Company generates revenues from sales of services by its own branch and licensed operations and from royalties earned on sales of services by its franchise operations. Franchise royalties, which are included in revenues, were $27,009, $24,316 and $22,790 for the years ended 27 December, 1996, 29 December, 1995 and 30 December, 1994, respectively. Revenues and the related labour costs and payroll taxes are recorded in the period in which the service is performed.

The Company utilises two forms of franchising agreements. Under the first form, the Company records franchise royalties, based upon the contractual percentage of franchise sales, in the period in which the franchise provides the service. Under the second form (termed "licensee" by the Company), revenues generated by the franchisee operations and related direct costs are included as part of the Company's revenues and cost of services, respectively. The net distribution paid to the licensee is based upon a percentage of the gross profit generated, and is captioned "licensee commissions'' in the Consolidated Statements of Earnings.

Revenues generated from the sales and licensing of franchises, and initial franchise fees, are recognised when the Company has performed substantially all of its obligations under its franchise agreements and when collectibility of such amounts is reasonably assured.

DEPRECIATION AND AMORTISATION -- Buildings and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortised over the shorter of their estimated useful life or the lease term using the straight-line method. Maintenance and repairs are expensed as incurred. Expenditures which significantly increase the value of the assets or extend useful lives are capitalized.

WORKERS' COMPENSATION BENEFITS -- The Company's workers' compensation coverage is retrospectively rated based upon ultimate incurred losses and loss adjustment expenses. Workers' compensation costs are accrued based upon the aggregate of the liability for reported claims and loss adjustment expenses and an actuarially determined estimated liability for claims incurred but not reported.

The Company funds its workers' compensation program through deposits with insurance carriers who administer and pay reported claims. These deposits are reflected as insurance deposits on the accompanying Consolidated Balance Sheets and are reduced as claims and administrative costs are paid.

The Company also has a captive insurance company that provides general liability insurance to franchise, license and company-owned locations.

INCOME TAXES -- The Company accounts for income taxes under an asset and liability approach which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities.

EARNINGS PER SHARE -- Earnings per share are computed based upon the weighted average number of common and common equivalent shares outstanding during the respective years. Earnings per share, assuming full dilution, has not been shown as there would be no material dilution.

DISCLOSURE REGARDING FINANCIAL INSTRUMENTS -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the relatively short maturity of the respective instruments. For marketable securities fair values are based on quoted market prices.

The carrying amounts of notes payable to banks and long-term debt obligations issued pursuant to the Company's bank credit agreements and revolving credit facility approximate fair value because the interest rates on these instruments change with market interest rates.

STOCK BASED COMPENSATION -- Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees using the intrinsic value method as prescribed by

Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date for grant over the amount an employee must pay for the stock. Compensation cost related to restricted stock granted as part of bonus compensation is recognised in the period the bonus is earned and measured using the quoted market price on the effective grant date. Compensation cost related to stock options of non-employees is recorded at fair value (in accordance with SFAS No. 123).


NOTE 3 -- MERGERS AND ACQUISITIONS

BRANDON SYSTEMS CORPORATION

On 23 May, 1996, the Company completed its merger with Brandon Systems Corporation ("Brandon"), an information technology staffing company. The Company issued 3,872,690 shares of its common stock in exchange for 100% of the outstanding shares of Brandon common stock. In addition, Brandon stock options outstanding at the effective time of the merger were converted into options to purchase an aggregate of 207,592 additional Interim common shares.

The merger has been accounted for as a pooling-of-interests for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods prior to the merger are restated as though the companies had been combined. The restated financial statements are adjusted to conform the accounting policies of the combined companies and fiscal reporting periods of the Company.

All fees and expenses related to the merger and the consolidation and restructuring of the combined companies have been expensed as required under the pooling-of-interests accounting method and are reflected in the consolidated statements of earnings for the period ending 27 December, 1996. Such fees and expenses approximate $8,600 ($7,593 after tax) and include investment banking, legal and accounting fees, severance and benefit-related costs, and other costs of consolidating operations.

The following summarises amounts previously reported by Interim and Brandon prior to the transaction:

                             QUARTERS ENDED                  YEARS ENDED
                      ----------------------------  ----------------------------
                      29 MAR., 1996  31 MAR., 1995  29 DEC., 1995  30 DEC., 1994
                      -------------  -------------  -------------  -------------
Revenues:
  Interim............      $242,414       $173,517       $780,886       $634,417
  Brandon............        22,311         20,135         83,361         70,279
                      -------------  -------------  -------------  -------------
Combined.............      $264,725       $193,652       $864,247       $704,696
                      -------------  -------------  -------------  -------------
                      -------------  -------------  -------------  -------------

Net earnings:
  Interim............      $  4,245       $  3,241       $ 17,527       $ 14,157
  Brandon............         1,244          1,451          6,206          5,299
                      -------------  -------------  -------------  -------------
Combined.............      $  5,489       $  4,692       $ 23,733       $ 19,456
                      -------------  -------------  -------------  -------------
                      -------------  -------------  -------------  -------------

Net earnings per share:
  Interim............      $   0.27       $   0.21       $   1.12       $   0.92
  Brandon............          0.08           0.09           0.40           0.34
                      -------------  -------------  -------------  -------------
Combined.............      $   0.35       $   0.30       $   1.52       $   1.26
                      -------------  -------------  -------------  -------------
                      -------------  -------------  -------------  -------------



COMPUTER POWER GROUP

Effective 1 December, 1995, the Company acquired the U.S. and U.K. based assets of Computer Power Group ("CPG"), a subsidiary of Australia-based Computer Power Group, Ltd., for $71,000 in cash. Computer Power Group provides staffing and consulting services in a variety of information technology disciplines. This acquisition was accounted for under the purchase method of accounting. Accordingly, the operations of CPG are included in the Consolidated Statements of Earnings from the date of acquisition.

The excess of the purchase price over the fair value of the net tangible assets acquired (goodwill) was $56,618 and is being amortised over 40 years.

OTHER

During 1996, 1995, and 1994, the Company made certain other acquisitions which were accounted for under the purchase method of accounting. Their operations are included in the Consolidated Statements of Earnings from the date of acquisition. Had the acquisitions during 1996 and 1994 taken place at the beginning of the year in which they occurred, pro forma operating results would not have been significantly different from those reported.

The following unaudited pro forma consolidated results of operations give effect to the acquisitions made during 1995 as though they occurred at the beginning of 1995 and 1994 with pro forma adjustments to give effect to amortisation of goodwill, interest expense on additional borrowings used to fund the acquisitions, and other adjustments, together with income tax effects.

                                                            YEARS ENDED
                                                   -----------------------------
                                                   29 DEC., 1995   30 DEC., 1994
                                                   -------------   -------------
Revenues from services............................      $969,652        $806,178
Net earnings......................................       $23,974         $17,706
Net earnings per common and common equivalents....         $1.53           $1.15


The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchases been made at the beginning of 1995 and 1994, or future results of the continued companies.


NOTE 4 -- INTANGIBLE ASSETS

A summary of intangible assets is as follows:

                                                      WEIGHTED                        WEIGHTED
                                                    AVERAGE LIFE                    AVERAGE LIFE
                                                      (IN YEARS)   27 DEC., 1996     (IN YEARS)   29 DEC., 1995
                                                   -------------   -------------  -------------   -------------
Excess of cost over fair value of net assets
 acquired.........................................            29        $214,416             29        $202,351
Customer lists....................................             5           1,986              5           1,985
Non-compete agreements............................             5           2,475              5           2,376
Other intangible assets...........................             5             494              5             516
                                                   -------------   -------------  -------------   -------------

                                                              29         219,371             29         207,228
Less accumulated amortisation.....................                       (44,624)                       (35,699)
                                                                   -------------                  -------------
                                                               -        $174,747              -        $171,529

Amortisation of intangible assets is as follows:

                                                                                           YEARS ENDED
                                                                                  -----------------------------
                                                                                  27 DEC., 1996   29 DEC., 1995
                                                                                  -------------   -------------
Excess of cost over fair value of net assets acquired............................        $8,241          $6,021
Customer lists...................................................................           309             269
Non-compete agreements...........................................................           194             533
Other intangible assets..........................................................            58              61
                                                                                  -------------   -------------
                                                                                         $8,802          $6,884
                                                                                  -------------   -------------
                                                                                  -------------   -------------

NOTE 5 -- PROPERTY AND EQUIPMENT

A summary of property and equipment follows:

                                                           YEARS ENDED
                                                  -----------------------------
                                                  27 Dec., 1996   29 Dec., 1995
                                                  -------------   -------------

Land.............................................       $ 4,167         $ 3,817
Buildings........................................        11,394           3,824
Equipment........................................        60,453          42,135
Software.........................................        14,270           7,306
Leasehold improvements...........................         2,387           2,228
Construction in progress.........................            32           1,009
                                                  -------------   -------------
                                                         92,703          60,319
Less accumulated depreciation and amortisation...       (42,908)        (33,191)
                                                  -------------   -------------
                                                       $ 49,795        $ 27,128
                                                  -------------   -------------
                                                  -------------   -------------

Depreciation and amortisation of property and equipment for the years ended 27 December, 1996, 29 December, 1995, and 30 December, 1994 amounted to $10,109, $7,672 and $6,132, respectively.

NOTE 6 --- CREDIT FACILITIES

SHORT-TERM:

The Company has uncommitted lines of credit with several banks based on LIBOR which are available to fund the Company's short-term capital requirements. As of 27 December, 1996, the Company had no borrowings outstanding under these agreements. As of 29 December, 1995, the Company had borrowings outstanding of $54,727 under these agreements at an effective interest rate of 6.2%.

LONG-TERM:

On April 6, 1994, the Company replaced a $30,000 term loan and a $20,000 revolving credit facility with a new five-year $50,000 committed senior revolving credit agreement. In November 1995, this facility was increased to $150,000 and increased to $200,000 in January 1997. This credit facility is available to fund the Company's general corporate needs, to fund working capital and to fund acquisitions. Interest charged on the facility is based, at the Company's option, on either the banks' base rate or LIBOR plus an applicable margin. The margin changes based on the Company's leverage. The facility contains customary covenants, which include the maintenance of certain financial ratios including minimum net worth, restrictions on the incurrence of liens and additional indebtedness. This facility terminates on 15 January, 2002. As of 27 December, 1996, the Company had no borrowings outstanding under this facility, and was in compliance with all of its terms. As of 29 December, 1995 the Company had borrowings outstanding of $60,000 under this facility at an effective interest rate of 6.2%.

NOTE 7 --- INCOME TAXES

The provision for income taxes is comprised of the following:

                                                    YEARS ENDED
                                   ---------------------------------------------
                                   27 DEC., 1996   29 DEC., 1995   30 DEC., 1994
                                   -------------   -------------   -------------

Current
  Federal.........................      $ 17,300        $ 14,509        $ 12,230
  State and local.................         4,110           3,636           3,023
                                   -------------   -------------   -------------
                                          21,410          18,145          15,253
Deferred.........................            687             (74)            775
                                   -------------   -------------   -------------
                                        $ 22,097        $ 18,071        $ 16,028
                                   -------------   -------------   -------------
                                   -------------   -------------   -------------

Deferred tax expense results from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each for 1995 and 1994 are immaterial and for the year ended 27 December, 1996 were:

Employee benefits................................................      $ (2,275)
Receivables allowances...........................................          (412)
Depreciation.....................................................         2,185
Amortisation of intangibles......................................         1,302
Other............................................................          (113)
                                                                    -----------
                                                                          $ 687
                                                                    -----------
                                                                    -----------

The following table reconciles the U.S. Federal income tax rate to the Company's effective tax rate:

                                                                        YEARS ENDED
                                                       ---------------------------------------------
                                                       27 DEC., 1996   29 DEC., 1995   30 DEC., 1994
                                                       -------------   -------------   -------------
Statutory Rate........................................          35.0%           35.0%           35.0%
Increase (decrease) in rate resulting from:
State and local income taxes, net of federal benefit..           6.2             5.6             5.8
Nondeductible amortisation of intangibles.............           3.6             3.9             4.7
Merger expense........................................           4.7              --              --
Other.................................................          (0.5)           (1.3)           (0.3)
                                                       -------------   -------------   -------------
                                                                49.0%           43.2%           45.2%
                                                       -------------   -------------   -------------
                                                       -------------   -------------   -------------

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                YEARS ENDED
                                                                       -----------------------------
                                                                       27 DEC., 1996   29 DEC., 1995
                                                                       -------------   -------------
Current deferred tax assets (liabilities):
  Employee benefits...................................................        $2,935          $  660
  Receivables reserves................................................         1,114             820
  Intangible assets...................................................            41              59
  Other...............................................................            87              14
                                                                       -------------   -------------
                                                                               4,177           1,553
                                                                       -------------   -------------
Noncurrent deferred tax assets (liabilities):
  Fixed assets........................................................        (1,688)            498
  Intangible assets...................................................        (1,075)            209
  Receivables reserves................................................           118              --
  Other...............................................................          (153)           (194)
                                                                       -------------   -------------
                                                                              (2,798)            513
                                                                       -------------   -------------
Net deferred tax assets...............................................        $1,379          $2,066
                                                                       -------------   -------------
                                                                       -------------   -------------


NOTE 8 -- EMPLOYEE BENEFIT PLANS

The Company and Brandon each maintain voluntary defined contribution 401(k) profit sharing plans covering all eligible employees as defined in the respective plan documents. For Interim employees, the plan provides a discretionary matching contribution of up to 25% of employee contributions up to 6% of compensation contributed by eligible employees. In years when budget objectives are attained, the plan provides for up to an additional 25% matching contribution payable in Interim Common Stock. For Brandon employees, the discretionary matching contribution permitted by the plan is equal to 25% of the first 6% of compensation contributed by eligible full-time salaried employees. In addition, each year the Company may elect to make a profit sharing contribution to eligible full-time salaried employees.

Contributions, net of forfeitures, by the Company under these plans amounted to $393, $666 and $756 for the years ended 27 December, 1996, 29 December, 1995 and 30 December, 1994, respectively.

During 1995, the Company started a deferred compensation plan for selected highly compensated employees who are not eligible to participate in the Company's 401(k) savings plan. The plan allows eligible employees to defer receipt of a portion (not less than 2 percent nor more than 10 percent) of their compensation. The Company provides a discretionary matching contribution of up to 25% of employee contributions up to 6 percent. In years when budget objectives are attained, the Company provides an additional 25% matching contribution. The matching contributions vest on a graduated scale from two to five years of service. The deferred compensation, along with the Company matching amounts and accumulated investment earnings, is accrued but unfunded. Such accrual amounted to $1,821 and $710 at 27 December, 1996 and 29 December, 1995, respectively. Contributions by the Company under this plan amounted to $144 and $149 for the years ended 27 December, 1996 and 29 December, 1995.

NOTE 9 -- STOCK-BASED COMPENSATION PLANS

The Company has three stock option plans and a bonus plan under which a portion of the bonus payable to certain employees is paid in restricted Common Stock. These plans provide for the granting of stock options and restricted shares of the Company's Common Stock. In addition, the Company's Outside Directors' Compensation Plan provides for the annual retainer to be paid in the form of the Company's Common Stock.

The three stock options plans are: the 1993 Long-Term Executive Compensation Plan, the 1993 Stock Option Plan for Outside Directors and the 1994 Stock Option Plan for Franchisees, Licensees and Agents. Under the plans, options may be granted to outside directors, selected employees and franchisees, licensees and agents to purchase the Company's Common Stock for periods not to exceed ten years at a price that is not less than 100 percent of fair market value on the date of grant. Options under the Long-Term Executive Compensation Plan are generally exercisable (if certain qualifying criteria are met) starting one year from the date of grant on a cumulative basis at the annual rate of 33 1/3 percent of the total number of optioned shares. Options under the Outside Directors Plan are exercisable in full one year after the date of grant. Options under the Franchisees, Licensees and Agents Plan are exercisable starting one year from the date of grant on a cumulative basis at an annual rate that varies during the first five years of the options' term at which time they become fully exercisable. In October 1993, the Company reserved a total of 1,000,000 shares, and on 11 May, 1995 and 9 May, 1996 an additional total of 350,000 and 450,000 shares, respectively, of common stock for issuance under the foregoing plans. On 27 January, 1994, the first options under these plans were granted.

As part of the Company's Bonus Plan, the Board of Directors has authorised 10,000 shares of Common Stock to be used for payment of a portion of the bonus payable to certain employees in the form of restricted shares of the Company's Common Stock. These shares vest ratably over a three year period and are contingent upon future employment status with the Company.

Prior to the merger, Brandon had also adopted a stock option plan under which 235,900 options to purchase its common shares were outstanding and unexercised at the date of the merger. Such options were converted into options to purchase an aggregate of 207,592 shares of the Company's Common Stock at a price equivalent (after conversion) to the original grant price (which was not less than the estimated fair value of Brandon common stock at grant date). Changes under these plans for 1996, 1995 and 1994 giving retroactive effect to the conversion of the Brandon stock options upon their original grant dates were as follows:

                                             1996                   1995                    1994
                                   ----------------------    ---------------------   ----------------------
                                                 WEIGHTED                WEIGHTED                WEIGHTED
                                                  AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                      SHARES        PRICE     SHARES        PRICE     SHARES        PRICE
                                   ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of
 year............................. 1,101,711       $21.19    807,105       $18.56    234,546       $ 9.43
Granted...........................   420,163        38.01    413,085        25.72    666,913        20.70
Exercised.........................  (140,846)       18.98    (47,403)       14.98    (60,648)        7.37
Forfeited                            (59,751)       28.50    (71,076)       21.78    (33,706)       17.62
                                   ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at end of year........ 1,321,277        26.47  1,101,711        21.19    807,105        18.56
Options exercisable at year-
 end..............................   463,984       $19.65    325,023       $15.55    174,021       $10.41
Weighted average fair value
 of options granted during
 the year.........................     $8.07                   $5.52

The following table summarises information about fixed stock options outstanding at 27 December, 1996:

                                 OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                   -----------------------------------------------  -------------------------------
                                           WEIGHTED
                                            AVERAGE       WEIGHTED                         WEIGHTED
                         NUMBER           REMAINING        AVERAGE            NUMBER        AVERAGE
                      OUTSTANDING       CONTRACTUAL       EXERCISE       EXERCISABLE       EXERCISE
RANGE OF PRICES       AT 12/27/96              LIFE          PRICE       AT 12/27/96          PRICE
------------------ -----------------------------------------------  -------------------------------
$9.09 - $19.99            125,487              2.67         $11.23           119,987         $11.23
$20.00 - $25.99           755,165              7.59          22.61           318,360          21.89
$26.00 - $31.99            12,000              8.34          28.88            12,000          28.88
$32.00 - $37.99           373,966              9.06          36.86            13,637          33.63
$38.00 - $42.99            29,008              9.63          41.02                --             --
$43.00 - $48.00            25,651              9.39          45.21                --             --
                   --------------   ---------------   ------------   ---------------   ------------
$9.09  - $48.00         1,321,277              7.62         $26.47           463,984         $19.65
                   --------------   ---------------   ------------   ---------------   ------------
                   --------------   ---------------   ------------   ---------------   ------------

The Company applies APB No. 25 and related interpretations in accounting for its stock option plans for employees as described in Note 2 -- Summary of Significant Accounting Policies. Accordingly, no compensation expense has been recognised in 1996 or 1995 related to these plans. The compensation cost that has reduced pretax income for its restricted stock and nonemployee stock option plans was immaterial in the years 1996, 1995, and 1994, respectively. In addition, these compensation cost would have been increased by $2,136 ($1,524 after tax, $.09 per share) and $890 ($632 after tax, $.04 per share) in 1996, and 1995, respectively, had the fair values of stock options granted been recognised as compensation cost as prescribed by SFAS No. 123.

The fair value of options at grant date was estimated using the Black-Scholes multiple option model where each vesting increment is treated as a separate option with its own expected life and own fair value. The following weighted average assumptions were used:

                                                            1996           1995
                                                   -------------  -------------
Expected life.....................................             2              2
Interest rate.....................................          5.94%          5.98%
Volatility........................................         30.30%         31.23%
Dividend Yield....................................            --             --

TREASURY STOCK -- On 26 October, 1995, Brandon repurchased 100,000 shares of its common stock for $1,805. In 1990, Brandon's Board of Directors had authorised the repurchase of up to $2 million of common stock as market conditions may warrant. The aggregate number of shares repurchased through 26 October, 1995 were 116,700 for a total consideration of $1,923. Such treasury stock was canceled upon consummation of the merger.

BRANDON EMPLOYEE STOCK PURCHASE AND DIVIDEND REINVESTMENT AND STOCK PURCHASE PLANS -- Under the terms of Brandon's 1993 Employee Stock Purchase Plan, eligible employees could purchase Brandon's common Stock through authorised payroll deductions. The Employee Stock Purchase and Dividend Reimbursement and Stock Purchase Plans were terminated upon consummation of the merger.


NOTE 10 -- SHAREHOLDER RIGHTS PLAN

On 17 February, 1994, the Company's Board of Directors adopted a shareholder rights plan to deter coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. Under the plan, a dividend of one right (a "Right") per share was declared and paid on each share of the Company's Common Stock outstanding on 1April, 1994. As to shares issued after such date, rights will automatically attach to them after their issuance.

Under the plan, registered holders of each Right may purchase from the Company one one-hundredth of a share of a new class of the Company's Preferred Stock, $.01 par value per share, at a price of $98.00, subject to adjustment, when the Rights become exercisable. The Rights become exercisable when a person or group of persons acquires 15% or more of the outstanding shares of the Company's Common Stock without the prior written approval of the Company's Board of Directors (an "Unapproved Stock Acquisition"), and after ten business days following the commencement of a tender offer that would result in an Unapproved Stock Acquisition. If a person or group of persons makes an Unapproved Stock Acquisition, the registered holder of each Right has the right to purchase, for the exercise price of the Right, a number of shares of the Company's Common Stock having a market value equal to twice the exercise price of the Right. Following an Unapproved Stock Acquisition, if the Company is involved in a merger, or 50% or more of the Company's assets or earning power are sold, the registered holder of each Right has the right to purchase, for the exercise price of the Right, a number of shares of the common stock of the acquiring company having a market value equal to twice the exercise price of the Right.

After an Unapproved Stock Acquisition, but before any person or group of persons acquires 50% or more of the outstanding shares of the Company's Common Stock, the Board of Directors may exchange all or part of the then outstanding and exercisable Rights for Common Stock at an exchange ratio of one share of Common Stock per Right. Upon any such exchange, the right of any holder to exercise a Right terminates.

The Company may redeem the Rights at a price of $.01 per Right at any time prior to an Unapproved Stock Acquisition (and after such time in certain circumstances). The Rights expire on 1 April, 2004, unless extended by the Board of Directors. Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including the right to vote or to receive dividends. The issuance of the Rights alone has no dilutive effect and does not affect reported earnings per share.


NOTE 11 -- TRANSACTIONS WITH BLOCK

Prior to 25 September, 1993, the Company's working capital and acquisition financing were provided by Block. There was no interest charged on intercompany debt. Effective 25 September, 1993, Block formalised this arrangement by (i) providing a revolving credit facility in the amount of $20,000 to fund the operating requirements of the Company; (ii) converting $30,000 of intercompany indebtedness on such date to a term loan, and (iii) contributing $51,289 to the capital of the Company.

NOTE 12 -- COMMITMENTS

Substantially all of the Company's operations are conducted in leased premises. The Company leases off-site corporate related office space and branch and regional processing centre locations. Total lease expense for the years ended 27 December, 1996, 29 December, 1995 and 30 December, 1994 was $11,543, $7,187 and $6,151, respectively.

Future minimum lease payments under noncancellable leases as of 27 December, 1996 were as follows:

FISCAL YEAR ENDING
----------------------------------------------------------------
1997............................................................         $ 9,485
1998............................................................           7,598
1999............................................................           6,120
2000............................................................           4,551
2001............................................................           2,172
Thereafter......................................................           1,178

Additionally, the Company had outstanding irrevocable letters of credit of approximately $20.2 million (same as fair value). These letters of credit, which expire in 1997, collateralise the Company's obligation under certain workers' compensation insurance programmes and an earnout provision relating to an acquisition.

NOTE 13 -- CONTINGENCIES

The Company in the ordinary course of its business is threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that the final resolution of any threatened or pending litigation is not likely to have a material adverse effect on the financial position or results of operations of the Company.

9.   MATERIAL CHANGES

Neither the directors of Interim Services nor the directors of Interim Services (UK) are aware of any material changes in the financial or trading position of Interim Services Group since 27December, 1996 the date at which the last audited consolidated accounts were drawn up.

10.  MATERIAL CONTRACTS

The following contracts, not being contracts in the ordinary course of business, have been entered into by members of the Interim Services Group on or after 3 March, 1995 (being the date two years before the commencement of the Offer Period) and are, or may be, material:

(a) a business and asset purchase agreement dated 4 February, 1997 and made between Interim Acquisition Corporation, a wholly owned subsidiary of Interim Services Inc, ("Interim Acquisition") (1), Aim Executive Holdings Inc ("the Seller") (2) and Jeffrey L. DePerro and Scott R. DePerro, the shareholders of the Seller ("the Shareholders") (3). In accordance with the terms of this agreement, the Seller agreed to sell to Interim Acquisition substantially all of its human resources management business ("the Business") together with substantially all of the assets used in connection with the Business (including all personal and real property, all interests in licences, permits, approvals and other governmental authorisations, all goodwill associated with the Business and all cash, deposits and pre-paid expenses of the Business) subject to the assumption by Interim Acquisition of certain of the liabilities and obligations relating directly to the conduct of the Business and the assets transferred.

     Completion of the agreement took place on 5 March, 1997. The consideration for the acquisition of the Business and assets was US$32,900,000, together with deferred payments for the next three calendar years, calculated in each of those years as four times the amount by which the annual Pre-Tax Income (as defined in the agreement) exceeds the greater of:

     (i) the highest annual Pre-Tax Income of any of the three preceeding calendar years with respect to which any deferred payments were payable; or

     (ii) US$4,274,186.

(b)  an underwriting agreement dated 17 October, 1996 between Goldman Sachs
     Co., Robert W Baird Co. Inc. and Donaldson Lufkin & Jenrette Securities Corporation and certain other underwriters (the "Underwriters") (1)
     Interim Services (2) and Ira and Myra Brown (the "Selling Shareholders") whereby Interim Services and the Selling Shareholders agreed to issue and sell, respectively, a total of 4.25 million shares of common stock in Interim Services to the Underwriters. The initial public offering price was $43.25 per share and the underwriting discount was $1.84 per share. Interim Services raised net proceeds of $162.9 million and the Selling Shareholders received net proceeds of $12.4 million. Interim Services and the Selling Shareholders agreed to indemnify the Underwriters against certain liabilities, including under the Securities Act of 1933. Interim Services also granted the Underwriters an option for 30 days to purchase up to an additional 638,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. This option was not exercised.

(c) an agreement and plan of merger dated 27 February, 1996 and made between Interim Services (1), Brandon Systems Corporation ("Brandon") (2) and Delco Merger Corporation (a wholly owned subsidiary of Interim Services) ("Delco") (3). The terms of this agreement were effected by merging Brandon with Delco to create a single surviving corporation ("Brandon Systems Corporation").

     All the properties, rights, privileges, powers and franchises of Brandon and Delco vested in Brandon Systems Corporation and all debts, obligations, liabilities and duties of the respective parties were deemed vested in Brandon Systems Corporation.

     The merger was effected on a share for share basis, with Interim Services issuing 3,872,690 shares of its common stock in exchange for 100% of Brandon's issued common stock. In addition, holders of Brandon stock options outstanding at the effective date of the merger received Interim Services' stock options entitling them to purchase an additional 207,592 common shares in Interim Services. Fractional entitlements to Interim Services' shares were satisfied in cash. After the merger, the common stock of Brandon held by Interim Services was cancelled. The merger was treated as a pooling of interests for accounting purposes.

     Further details of the merger are set out in Note 3 of the Notes to the accounts of Interim Services in paragraph 8, above.

(d)  an agreement dated 9 November, 1995 between Computer Power Group Limited
     (1), CP Systems Inc. (2), Computer Power (UK) Limited (3) and Interim Services (4) whereby Interim Services acquired the U.S. and U.K. based assets of Computer Power Group, a subsidiary of Computer Power Group Limited, for $71,000,000 in cash. Further details of the acquisition are set out in Note 3 of the Notes to the accounts of Interim Services in paragraph 8 above.

                                  APPENDIX V

                     FURTHER INFORMATION ON MICHAEL PAGE
1.   DIRECTORS

The directors of Michael Page are:

The Rt. Hon. Lord Wakeham
T W Benson
I V Nash
J M G Andrews

2.   REGISTERED OFFICE

The registered office of Michael Page is 39-41 Parker Street, London WC2B 5LH.

3.   ACCOUNTING POLICIES

The following are the accounting policies of Michael Page, as included in its published audited accounts for the year ended 31 December, 1996.

The principal accounting policies adopted in preparing these accounts, all of which have been applied consistently throughout the year and the preceding two years are as follows:

A.   BASIS OF ACCOUNTING

The accounts have been prepared under the historical cost convention, and in compliance with applicable accounting standards.

B.   BASIS OF CONSOLIDATION

The Michael Page Group accounts consolidate the results of Michael Page Group PLC and all its subsidiary undertakings. Goodwill arising on consolidation (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) is written off against reserves on acquisition.

C.   FOREIGN EXCHANGE

Assets and liabilities in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are converted at rates of exchange prevailing at the date the transactions were made. Differences arising from changes in exchange rates on trading transactions are dealt with through the profit and loss account. Accounts of overseas operations are translated using the closing rate method. Profits, losses and cash flows of overseas operations are translated at the average exchange rate applicable to the period. Net differences arising on the translation of the accounts of overseas operations are dealt with through reserves.

D.   TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at original cost less accumulated depreciation. Depreciation is calculated to write off the cost less estimated residual value of each asset evenly over its expected useful life at the following rates:

Leasehold improvements            -- 10% p.a. or period of lease if shorter
Furniture, fittings and equipment -- 10-20% p.a.
Motor vehicles                    -- 25% p.a.

E.   LEASED ASSETS

Assets held under finance leases and hire purchase contracts are capitalised and depreciated over the shorter of the lease terms and their useful lives at the rates applicable to fixed assets of a similar category owned by the group. Rentals under operating leases are charged on a straight line basis over the term of the lease.

F.   INVESTMENTS

Fixed asset investments are shown at cost less amounts written off. Provisions are made for permanent diminution in value.

G.   TURNOVER

Recruitment consultancy turnover represents fee income and expenses chargeable to clients, excluding VAT.

H.   INCOME RECOGNITION

Fee income on retained assignments is recognised on completion of defined stages of work. Income on non-retained assignments (which is dependent upon the successful completion of the assignment) is recognised when the position of employment is accepted by the candidate. This normally precedes the invoice date which approximates the date when the position of employment is started. These amounts are included within accrued income in the balance sheet. Provision is made for withdrawals prior to, or shortly after, the commencement of employment.

I.   TAXATION

Corporation tax is provided on taxable profits at the current rate. Provision is made for deferred taxation on all material timing differences to the extent that it is probable that a liability or asset will crystallise. The provision is calculated on the liability method at the rates of tax likely to be in force at the time of reversal of the timing differences. No provision is made for taxation liabilities that may arise if the retained profits of overseas operations were remitted to the United Kingdom.

J.   PENSION COSTS

The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in an independently administered fund. The pension costs charged in the year represent contributions payable by the group to the fund.

4.   CONSOLIDATED PROFIT AND LOSS ACCOUNTS

The following table summarises the consolidated profit and loss accounts of the Michael Page Group for the three financial years ended 31 December, 1994, 31 December, 1995 and 31 December, 1996, as derived from the published audited consolidated accounts:

                                                                  YEAR ENDED 31 DECEMBER,
                                                        ---------------------------------------
IN L THOUSANDS, EXCEPT PER SHARE AMOUNTS        NOTES           1996          1995          1994
                                                         -----------    ----------    ----------
TURNOVER.................................        (i)       142,144       103,783        74,291
Cost of sales............................                  (98,181)      (74,592)      (55,283)
                                                       -----------    ----------    ----------

GROSS PROFIT.............................                   43,963        29,191        19,008
Administrative expenses..................                  (15,106)      (12,459)      (10,549)
Other operating income...................                      ---           ---            34
                                                       -----------    ----------    ----------
OPERATING PROFIT.........................                   28,857        16,732         8,493
Interest receivable......................                    1,603         1,058           528
Interest payable.........................       (ii)           (20)          (49)          (78)
                                                       -----------    ----------    ----------
PROFIT ON ORDINARY ACTIVITIES BEFORE
TAXATION.................................        (v)        30,440        17,741         8,943
Tax on profit on ordinary activities            (vi)       (10,660)       (6,389)       (3,190)
                                                       -----------    ----------    ----------
PROFIT ON ORDINARY ACTIVITIES AFTER
TAXATION.................................                   19,780        11,352         5,753
Equity minority interests................                     (313)         (178)          (73)
                                                       -----------    ----------    ----------
PROFIT ATTRIBUTABLE TO SHAREHOLDERS......                   19,467        11,174         5,680
Dividends................................      (vii)        (5,588)       (3,074)       (1,801)
                                                       -----------    ----------    ----------
RETAINED PROFIT FOR THE YEAR.............     (xvii)        13,879         8,100         3,879
                                                       -----------    ----------    ----------
                                                       -----------    ----------    ----------
EARNINGS PER SHARE.......................     (viii)         31.47p        18.39p         9.51p
                                                       -----------    ----------    ----------
                                                       -----------    ----------    ----------

                                       47

STATEMENT OF TOTAL RECOGNISED GAINS & LOSSES

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                            1996          1995          1994
                                                   -----------    ----------    ----------
Profit attributable to shareholders......               19,467        11,174         5,680
Foreign currency translation differences                (1,831)          531           288
                                                   -----------    ----------    ----------
TOTAL RECOGNISED GAINS...................               17,636        11,705         5,968
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

The group's results for 1996, 1995 and 1994 derive entirely from its continuing activities.

5.   ASSETS AND LIABILITIES

The following is a summary of the consolidated balance sheets of the Michael Page Group as at 31 December, 1995 and 31 December, 1996 extracted from the published audited consolidated balance sheets:

                                                      AS AT 31 DECEMBER,
                                                   -------------------------
IN L THOUSANDS                             NOTES          1996          1995
                                                   -----------    ----------
FIXED ASSETS
Tangible assets..........................    (ix)        7,441         5,822
Investments..............................     (x)          364           295
                                                   -----------    ----------
                                                         7,805         6,117
                                                   -----------    ----------
CURRENT ASSETS
Debtors.................................     (xi)       23,678        18,206
Investments -- short term deposits......                27,650        19,955
Cash....................................                13,312         6,382
                                                   -----------    ----------
                                                        64,640        44,543
                                                   -----------    ----------
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
Borrowings...............................   (xii)           (4)         (238)
Other creditors..........................  (xiii)      (32,751)      (23,595)
                                                   -----------    ----------
                                                       (32,755)      (23,833)
                                                   -----------    ----------
NET CURRENT ASSETS.......................               31,885        20,710
                                                   -----------    ----------
TOTAL ASSETS LESS CURRENT LIABILITIES....               39,690        26,827
CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR
Borrowings...............................   (xii)          (27)          (32)
PROVISIONS FOR LIABILITIES AND CHARGES...   (xiv)         (357)          (15)
                                                   -----------    ----------
NET ASSETS...............................               39,306        26,780
                                                   -----------    ----------
                                                   -----------    ----------
CAPITAL  RESERVES
Called-up share capital..................    (xv)        1,242         1,231
Share premium account....................  (xvii)        1,158           938
Other reserves...........................  (xvii)         (662)         (737)
Profit & loss account..................... (xvii)       35,587        23,419
                                                   -----------    ----------
EQUITY SHAREHOLDERS' FUNDS............... (xviii)       37,325        24,851
Equity minority interests................                1,981         1,929
                                                   -----------    ----------
TOTAL CAPITAL EMPLOYED...................               39,306        26,780
                                                   -----------    ----------
                                                   -----------    ----------
                                       48

6.   GROUP CASH FLOW

The following table summarises the consolidated cash flow statements of the Michael Page Group for the three financial years ended 31 December, 1994, 31 December, 1995 and 31 December, 1996, as derived from the published audited consolidated accounts. The 1994 Cash Flow Statement has been restated to comply with Financial Reporting Standard number 1 (revised):


                                                                    AS AT 31 DECEMBER,
                                                        ---------------------------------------
IN L THOUSANDS                                   NOTES         1996          1995          1994
                                                        -----------    ----------    ----------
NET CASH INFLOW FROM OPERATING ACTIVITIES        (xix)       30,021        17,506        10,986
Returns on investments and servicing of
  finance...............................          (xx)        1,583           984           436
Taxation................................                     (7,166)       (3,313)       (1,161)
Capital expenditure and financial investment      (xx)       (4,462)       (3,107)       (2,556)
Equity dividends paid...................                     (3,639)       (1,993)       (1,424)
                                                        -----------    ----------    ----------
NET CASH INFLOW BEFORE USE OF LIQUID
  RESOURCES AND FINANCING................                    16,337        10,077         6,281
Management of liquid resources...........         (xx)       (8,203)       (8,257)       (3,874)
Financing................................         (xx)           (8)          589          (124)
                                                        -----------    ----------    ----------
INCREASE IN CASH.........................        (xxi)        8,126         2,409         2,283
                                                        -----------    ----------    ----------
                                                        -----------    ----------    ----------

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET CASH BALANCES

                                                          AS AT 31 DECEMBER,
                                              ---------------------------------------
IN L THOUSANDS                                       1996          1995          1994
                                              -----------    ----------    ----------
Increase in cash.........................          8,126         2,409         2,283
Purchase of short term deposits..........          8,203         8,257         3,874
Repayments under finance leases..........            239           243           269
                                             -----------    ----------    ----------
CHANGE IN NET CASH RESULTING FROM CASH
  FLOWS..................................         16,568        10,909         6,426
Translation differences..................         (1,704)          431           204
New finance leases.......................             --            --           (49)
                                             -----------    ----------    ----------
MOVEMENT IN NET CASH IN YEAR.............         14,864        11,340         6,581
Net cash at 1 January....................         26,067        14,727         8,146
                                             -----------    ----------    ----------
NET CASH AT 31 DECEMBER..................         40,931        26,067        14,727
                                             -----------    ----------    ----------
                                             -----------    ----------    ----------

7.   EXTRACTS FROM NOTES TO THE ACCOUNTS

(i)  SEGMENT INFORMATION

                                                  YEAR ENDED 31 DECEMBER,
                        ---------------------------------------------------------------------------
                                        1996                                   1995
                        ------------------------------------   ------------------------------------
                                         PROFIT                                 PROFIT
                          TURNOVER       BEFORE          NET     TURNOVER       BEFORE          NET
IN L THOUSANDS           BY ORIGIN          TAX       ASSETS    BY ORIGIN          TAX       ASSETS
                        ----------   ----------   ----------   ----------   ----------   ----------
Geographical Area:
UK......................    87,369       19,517       26,288       65,063       11,011        16,000
Australia...............    20,993        3,125        3,900       14,531        1,612         2,143
France..................    16,781        3,994        6,787       12,168        2,820         5,311
Benelux.................    11,315        2,988        1,684        8,211        1,975         3,210
Germany.................     2,354          297          384        2,333          223           261
Hong Kong...............     3,231          695          426        1,477          100          (145)
Singapore...............       101         (176)        (163)          --           --            --
                        ----------   ----------   ----------   ----------   ----------   ----------
                           142,144       30,440       39,306      103,783       17,741       26,780
                        ----------   ----------   ----------   ----------   ----------   ----------
                        ----------   ----------   ----------   ----------   ----------   ----------

                              YEAR ENDED 31 DECEMBER,
                        ------------------------------------
                                        1994
                        ------------------------------------
                                         PROFIT
                          TURNOVER       BEFORE          NET
IN L THOUSANDS           BY ORIGIN          TAX       ASSETS
                        ----------   ----------   ----------
Geographical Area:
UK......................    51,510        6,587       11,314
Australia...............    10,873        1,202        1,177
France..................     6,409          721        3,140
Benelux.................     3,998          727        1,680
Germany.................     1,336          (43)          48
Hong Kong...............       165         (251)        (245)
Singapore...............        --           --           --
                        ----------   ----------   ----------
                            74,291        8,943       17,114
                        ----------   ----------   ----------
                        ----------   ----------   ----------

Turnover analysed by destination in 1996, 1995 and 1994 is not materially different to turnover analysed by origin.

The amounts stated above derive from the group's activity of recruitment consultancy.

(ii) INTEREST PAYABLE

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                            1996          1995          1994
                                                   -----------    ----------    ----------
Interest payable on:
Bank overdrafts..........................                    5             9            20
Finance leases...........................                   15            40            58
                                                   -----------    ----------    ----------
                                                            20            49            78
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

(iii)     EMPLOYEE INFORMATION

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
                                                          1996          1995          1994
                                                        Number        Number        Number
                                                   -----------    ----------    ----------
The average number of employees (including
executive directors) during the year were:                 734           553           426
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                           1996          1995          1994
                                                   -----------    ----------    ----------
Employment costs in the year comprised:
Wages and salaries.......................               26,957        19,796        14,701
Social security costs....................                3,150         2,471         1,833
Other pension costs......................                  696           557           422
                                                   -----------    ----------    ----------
                                                        30,803        22,824        16,956
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

There were no outstanding contributions payable to the pension fund at the year end (1995: L Nil, 1994: L Nil).

(iv) DIRECTORS
DIRECTORS' EMOLUMENTS:

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                          1996           1995          1994
                                                   -----------    ----------    ----------
Directors' emoluments....................                  349           435           456
Performance related bonuses..............                  356           355           467
Pension contributions....................                   29            28            26
                                                   -----------    ----------    ----------
                                                           734           818           949
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

BANDING OF DIRECTORS' REMUNERATION:

                                                          1996          1995          1994
                                                        NUMBER        NUMBER        NUMBER
                                                   -----------    ----------    ----------
L 10,001 to  L 15,000. ..................                    1             2             1
L 20,001 to  L 25,000....................                   --             1            --
L 30,001 to  L 35,000....................                    1            --             1
L180,001 to  L185,000....................                   --             1            --
L215,001 to  L220,000....................                   --             1            --
L230,001 to  L235,000....................                   --            --             1
L255,001 to  L260,000....................                    1            --            --
L275,001 to  L280,000....................                   --            --             1
L340,001 to  L345,000....................                   --             1            --
L365,001 to  L370,000....................                   --            --             1
L400,001 to  L405,000....................                    1            --            --
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

The above figures for remuneration do not include any amounts for the value of share options granted to or held by Directors.

(v)  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                           1996           1995          1994
                                                   -----------    ----------    ----------
Profit on ordinary activities before taxation
is stated after charging (crediting):
Depreciation of tangible fixed assets -- owned           1,856         1,570         1,406
Depreciation of tangible fixed assets -- leased            153           123           383
Auditors' remuneration -- audit work.....                  148           144           117
Auditors' remuneration -- non audit services               137           242           206
Operating lease rentals for property.....                2,751         2,519         2,367
Operating lease rentals for equipment....                  126            87            85
(Profit)/Loss on disposal of fixed assets                 (146)           45             7
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

(vi) TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                            1996          1995          1994
                                                   -----------    ----------    ----------
Current year taxation:
UK corporation tax.......................                6,351         3,921         2,275
Overseas corporation tax.................                3,841         2,381           929
Deferred taxation........................                  494            94           (27)
                                                   -----------    ----------    ----------
                                                        10,686         6,396         3,177
                                                   -----------    ----------    ----------

Prior year adjustments:
UK corporation tax.......................                  132            60           157
Overseas corporation tax.................                  (14)            7           (37)
Deferred taxation........................                 (144)          (74)         (107)
                                                   -----------    ----------    ----------
                                                           (26)           (7)           13
                                                   -----------    ----------    ----------
                                                        10,660         6,389         3,190
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

(vii)     DIVIDENDS

                                                             YEAR ENDED 31 DECEMBER,
                                                   ---------------------------------------
IN L THOUSANDS                                            1996          1995          1994
                                                   -----------    ----------    ----------
Interim paid: 2p per ordinary
share (1995: 1.1p, 1994: 0.8p)...........                1,240           674           482
Final proposed: 7p per ordinary
share (1995: 3.9p, 1994: 2.2p)...........                4,348         2,400         1,319
                                                   -----------    ----------    ----------
                                                         5,588         3,074         1,801
                                                   -----------    ----------    ----------
                                                   -----------    ----------    ----------

(viii) EARNINGS PER SHARE

Earnings per share are calculated on the basis of profit on ordinary activities after taxation and minority interests, and the weighted average number of ordinary shares in issue throughout the year of 61,853,697 (1995:
60,761,400, 1994: 59,757,813).

The potential dilution of earnings per share from the exercise of share options is not material.

(ix) TANGIBLE FIXED ASSETS

                                                          FIXTURES
                                            LEASEHOLD   FITTINGS &          MOTOR
IN L THOUSANDS                           IMPROVEMENTS    EQUIPMENT        VEHICLE         TOTAL
                                         ------------   ----------     ----------    ----------
COST
AT 1 JANUARY, 1995.......................       1,652        5,939          2,550        10,141
Additions................................         263        1,380          1,543         3,186
Disposals................................        (158)      (1,044)        (1,051)       (2,253)
Exchange adjustment......................          21          123             61           205
                                         ------------   ----------     ----------    ----------
AT 31 DECEMBER, 1995.....................       1,778        6,398          3,103        11,279
Additions................................         498        1,833          2,132         4,463
Disposals................................         (43)         (57)        (1,197)       (1,297)
Exchange adjustment......................         (70)        (327)          (134)         (531)
                                         ------------   ----------     ----------    ----------
AT 31 DECEMBER, 1996.....................       2,163        7,847          3,904        13,914
                                         ------------   ----------     ----------    ----------
                                         ------------   ----------     ----------    ----------
DEPRECIATION
AT 1 JANUARY, 1995.......................         846        3,525            822         5,193
Charge for the year......................         186          820            687         1,693
Disposals................................        (116)        (882)          (571)       (1,569)
Exchange adjustment......................          11          104             25           140
                                         ------------   ----------     ----------    ----------
AT 31 DECEMBER, 1995.....................         927        3,567            963         5,457
Charge for the year......................         229          960            820         2,009
Disposals................................         (43)         (44)          (545)         (632)
Exchange adjustment......................         (40)        (253)           (68)         (361)
                                         ------------   ----------     ----------    ----------
AT 31 DECEMBER, 1996.....................       1,073        4,230          1,170         6,473
                                         ------------   ----------     ----------    ----------
NET BOOK VALUE
AT 31 DECEMBER, 1996.....................       1,090        3,617          2,734         7,441
                                         ------------   ----------     ----------    ----------
                                         ------------   ----------     ----------    ----------
AT 31 DECEMBER, 1995.....................         851        2,831          2,140         5,822
                                         ------------   ----------     ----------    ----------
                                         ------------   ----------     ----------    ----------

Included above in the group's motor vehicles are assets held under finance leases with a net book value of L36,000 (1995: L189,000).

(x)  FIXED ASSET INVESTMENTS

                                                                            OWN
IN L THOUSANDS                                                           SHARES
                                                                     ----------
COST
AT 1 JANUARY, 1995..................................................         96
Additions...........................................................        582
Expensed in year....................................................       (383)
                                                                     ----------
AT 31 DECEMBER, 1995................................................        295
Additions...........................................................        810
Expensed in year....................................................       (741)
                                                                     ----------
AT 31 DECEMBER, 1996................................................        364
                                                                     ----------
                                                                     ----------

The own shares above are held under an Employee Share Trust as detailed in note (xvi).

The company's principal subsidiary undertakings are detailed below. All holdings are of ordinary share capital.

All subsidiary undertakings operate as recruitment consultancies in their country of incorporation. The investments are held through intermediate subsidiary undertakings.

                                                    COUNTRY OF    PERCENTAGE
NAME OF UNDERTAKING                              INCORPORATION       HOLDING          NOTE
                                                 -------------    ----------    ----------
Accountancy Additions Ltd....................... Great Britain           90%           (i)
Michael Page Ltd................................ Great Britain          100%
Michael Page UK Ltd............................. Great Britain          100%
Questor International Ltd....................... Great Britain          100%
Sales Recruitment Specialists Ltd............... Great Britain          100%
The Page Partnership Ltd........................ Great Britain          100%
Michael Page International (Australia) Pty Ltd..     Australia           90%          (ii)
Michael Page International (France) SA..........        France           95%          (ii)
Page Interim SA.................................        France          100%
Michael Page International (Nederland) BV.......   Netherlands          100%
Michael Page International (Deutschland) GmbH...       Germany          100%
Michael Page International (Hong Kong) Ltd......     Hong Kong          100%

NOTES

(i) THE MINORITY SHAREHOLDING IS OWNED BY TWO OF THE DIRECTORS OF THE BUSINESS. AN AGREEMENT EXISTS BETWEEN THESE DIRECTORS AND THE MICHAEL PAGE GROUP PLC WHEREBY THE COMPANY WILL PURCHASE THEIR EQUITY HOLDINGS IN THE YEAR 2000, FOR A CONSIDERATION BASED ON A MULTIPLE OF THE AVERAGE PROFITS OF THE YEARS ENDING 31 DECEMBER 1998 AND 1999.

(ii) THE MINORITY SHAREHOLDINGS ARE OWNED BY THE MANAGING DIRECTORS OF
     THE BUSINESSES. AGREEMENTS EXIST BETWEEN THE MANAGING DIRECTORS AND THE MICHAEL PAGE GROUP PLC WHEREBY THE COMPANY WILL PURCHASE THEIR EQUITY HOLDINGS IN 1997, FOR CONSIDERATIONS BASED ON A MULTIPLE OF THE AVERAGE PROFITS OF THE YEARS ENDING 31 DECEMBER 1995 AND 1996. THESE AMOUNTS HAVE BEEN PROVIDED FOR WITHIN MINORITY INTERESTS IN THE CONSOLIDATED BALANCE SHEET.

(xi) DEBTORS

                                                 YEAR ENDED 31 DECEMBER,
                                                ------------------------
IN L THOUSANDS                                        1996          1995
                                                ----------    ----------

AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade debtors..................................     18,479        14,733
Other debtors..................................        267           152
Prepayments and accrued income.................      4,805         3,233
                                                ----------    ----------
                                                    23,551        18,118
                                                ----------    ----------
AMOUNTS FALLING DUE AFTER ONE YEAR:
Other debtors..................................        127            88
                                                ----------    ----------
                                                    23,678        18,206
                                                ----------    ----------
                                                ----------    ----------

(xii) Borrowings

                                                 YEAR ENDED 31 DECEMBER,
                                                ------------------------
IN L THOUSANDS                                        1996          1995
                                                ----------    ----------

AMOUNTS FALLING DUE WITHIN ONE YEAR:
Bank overdrafts................................         --            --
Finance lease and hire purchase liabilities....          4           238
                                                ----------    ----------
                                                         4           238
                                                ----------    ----------
                                                ----------    ----------
AMOUNTS FALLING DUE AFTER ONE YEAR:
Finance lease and hire purchase liabilities:
 -- due between two and five years.............         27            32
                                                ----------    ----------
                                                        31           270
                                                ----------    ----------
                                                ----------    ----------

(xiii)  CREDITORS
                                                 YEAR ENDED 31 DECEMBER,
                                                 -----------------------
IN L THOUSANDS                                        1996       1995
                                                 ---------   --------

AMOUNTS FALLING DUE WITHIN ONE YEAR:
Trade creditors.............................         2,994      1,766
Corporation tax payable.....................         7,571      5,184
ACT payable.................................         1,332        841
Other tax and social security...............         6,196      5,047
Proposed dividends..........................         4,348      2,400
Other creditors.............................           929      1,160
Accruals and deferred income................         9,381      7,197
                                                 ---------    -------
                                                    32,751     23,595
                                                 ---------    -------
                                                 ---------    -------

(xiv)  PROVISIONS FOR LIABILITIES AND CHARGES


                                                 YEAR ENDED 31 DECEMBER,
                                                 -----------------------
IN L THOUSANDS                                        1996        1995
                                                 ---------   ---------
DEFERRED TAXATION:
At 1 January................................            15          --
Charge for the year.........................           350          20
Exchange adjustment.........................            (8)         (5)
                                                  --------    --------

AT 31 DECEMBER..............................           357          15
                                                  --------    --------
                                                  --------    --------

Deferred taxation is attributable to:
Capital allowances in excess of
depreciation...............................            211          82
Other timing differences...................            146         (67)
                                                  --------    --------
                                                       357          15
                                                  --------    --------
                                                  --------    --------

All material deferred taxation balances have been fully provided within these accounts.

(xv) CALLED-UP SHARE CAPITAL

                                                 YEAR ENDED 31 DECEMBER,
                                                 -----------------------
IN L THOUSANDS                                        1996        1995
                                                 ---------   ---------
Authorised:
80,000,000 Ordinary Shares of 2p each .......        1,600       1,600
1 Cumulative Redeemable Preference Share.....           50          50
                                                 ---------   ---------
                                                     1,650       1,650
                                                 ---------   ---------
                                                 ---------   ---------

Allotted, called-up and fully paid:
62,108,492 Ordinary Shares (1995: 61,533,492)
of 2p each...................................        1,242       1,231
                                                 ---------   ---------
                                                 ---------   ---------

During the year the company issued 575,000 ordinary shares on the exercise of share options as detailed in note (xvi).

(xvi)  SHARE OPTIONS

Executive Share Option Scheme

Under the Michael Page Group Executive Share Option Scheme options were granted during the year on 900,000 ordinary shares at a price of 204.5p exercisable between 23 April, 1999 and 22 April, 2006. During the year 325,000 share options were exercised, 225,000 at 41.5p per share and 100,000 at 37.5p per share. At 31 December, 1996 options amounting to 1,446,034 ordinary shares remained outstanding, exercisable between 27 June, 1991 and 22 April, 2006 at a price between 52p and 204.5p per share.

Overseas Share Option Scheme

Under the Michael Page Group Overseas Share Option Scheme options were granted during the year on 200,000 ordinary shares at a price of 204.5p exercisable between 23 April, 1999 and 22 April, 2006. During the year 250,000 share options were exercised, 200,000 at 35.5p per share and 50,000 at 60.5p per share. At
31 December, 1996 options amounting to 580,000 ordinary shares remained outstanding, exercisable between 6 October, 1996 and 22 April, 2006 at a price between 60.5p and 204.5p per share.

Employee Share Trust Option Scheme

The group has established two Employee Share Trusts (ESOPs) for the purpose of purchasing shares in the company on the open market, which are subsequently awarded to senior employees and directors under a share option scheme on a discretionary basis by the trustees. The ESOPs are fully funded by the group, and consequently have no external borrowings.

During the year the ESOPs purchased 200,000 ordinary shares in the company at 405p per share and granted options over 300,000 ordinary shares to senior employees. As at 31 December, 1996 the ESOPs held a total of 2,091,828 ordinary shares, of which 1,700,000 ordinary shares have been placed under option to senior employees and directors at a price of 2p per share, exercisable between 31 December, 1994 and 16 December, 2003. The market price of the company's shares at 31 December, 1996 was 412.5p per share.

A total of L637,907 (1995: L295,214) has been charged to the consolidated profit and loss account in respect of the cost of share options granted by the trust in the year, together with the income and administration expenses of the group's ESOPs. The ESOPs have not waived dividend income from the company.

The total value of net assets of the ESOPs included within the consolidated balance sheet at 31 December, 1996 are L468,359 (1995: L295,266).

(xvii)  RESERVES


                                                  SHARE                 PROFIT
                                                PREMIUM       OTHER     & LOSS
IN L THOUSANDS                                  ACCOUNT    RESERVES    ACCOUNT
                                                -------    --------    -------
At 1 January, 1995 ..........................       140         682     14,826
Retained profit for year ....................        --          --      8,100
Share premium arising in year ...............       798          --         --
Goodwill written off in year ................        --      (1,457)        --
Exchange adjustment .........................        --          38        493
                                                -------    --------    -------
At 31 December, 1995 ........................       938        (737)    23,419
Retained profit for year ....................        --          --     13,879
Share premium arising in year ...............       220          --         --
Goodwill adjustment .........................        --         195         --
Exchange adjustment .........................        --        (120)    (1,711)
                                                -------    --------    -------
At 31 December, 1996 ........................     1,158        (662)    35,587
                                                -------    --------    -------
                                                -------    --------    -------

Estimates of amounts of contingent consideration payable for the purchase of shares held by minority shareholders are included in the calculation of goodwill when the directors believe that they can assess the amounts payable with reasonable certainty. The goodwill adjustment arising in the year represents the difference between the current estimate and previous estimates of that cost.

The cumulative amount of goodwill written off against the group's reserves is L1,628,000 (1995: L1,823,000).

(xviii)  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS FUNDS

                                             YEAR ENDED 31 DECEMBER,
                                             -----------------------
IN L THOUSANDS                                     1996         1995
                                             ----------   ----------
Profit attributable to shareholders .......      19,467       11,174
Dividends .................................      (5,588)      (3,074)
                                             ----------   ----------
                                                 13,879        8,100
Exchange adjustment .......................      (1,831)         531
Goodwill written off in year ..............         195       (1,457)
Shares issued in year .....................         231          832
                                             ----------   ----------
Net addition to shareholders' funds .......      12,474        8,006
Opening shareholders' funds ...............      24,851       16,845
                                             ----------   ----------
Closing shareholders' funds ...............      37,325       24,851
                                             ----------   ----------
                                             ----------   ----------

(xix) RECONCILIATION OF OPERATING PROFIT TO OPERATING NET CASH FLOWS

                                             YEAR ENDED 31 DECEMBER,
                                             -----------------------
IN L THOUSANDS                                     1996         1995
                                             ----------   ----------
Operating profit ..........................      28,857       16,732
Depreciation ..............................       2,009        1,693
Own shares expensed .......................         741          383
(Profit)/Loss on disposal of fixed assets..        (146)          45
Increase in debtors .......................      (6,581)      (4,676)
Increase in creditors .....................       5,141        3,329
                                             ----------   ----------
                                                 30,021       17,506
                                             ----------   ----------
                                             ----------   ----------

(xx)  GROSS CASH FLOWS

                                             YEAR ENDED 31 DECEMBER,
                                             -----------------------
IN L THOUSANDS                                     1996         1995
                                             ----------   ----------
Interest received .........................       1,603        1,034
Interest paid .............................          (5)         (10)
Interest element of finance lease
payments  .................................         (15)         (40)
                                             ----------   ----------
RETURNS ON INVESTMENTS AND SERVICING
OF FINANCE ................................       1,583          984
                                             ----------   ----------
                                             ----------   ----------

Purchase of tangible fixed assets .........      (4,463)      (3,158)
Sale of tangible fixed assets .............         811          633
Purchase of shares by ESOP trust ..........        (810)        (582)
                                             ----------   ----------
CAPITAL EXPENDITURE AND FINANCIAL
INVESTMENT ................................      (4,462)      (3,107)
                                             ----------   ----------
                                             ----------   ----------

Purchase of short term deposits ...........      (8,203)      (8,257)
                                             ----------   ----------
MANAGEMENT OF LIQUID RESOURCES ............      (8,203)      (8,257)
                                             ----------   ----------
                                             ----------   ----------
Issue of ordinary shares ..................         231          832
Repayments under finance leases ...........        (239)        (243)
                                             ----------   ----------
FINANCING .................................          (8)         589
                                             ----------   ----------
                                             ----------   ----------

(xxi) ANALYSIS OF NET CASH BALANCES


                                                       TRANSLATION
IN L THOUSANDS                  AT 1.1.95  CASH FLOWS  DIFFERENCES  AT 31.12.95
                                ---------  ----------  -----------  -----------
Cash in hand and at bank ......     3,986       2,070          326        6,382
Overdrafts ....................      (350)        339           11           --
                                ---------  ----------  -----------  -----------
                                    3,636       2,409          337        6,382
Finance leases ................      (513)        243           --         (270)
Short term deposits ...........    11,604       8,257           94       19,955
                                ---------  ----------  -----------  -----------
Net Cash ......................    14,727      10,909          431       26,067
                                ---------  ----------  -----------  -----------
                                ---------  ----------  -----------  -----------

                                                       TRANSLATION
IN L THOUSANDS                  AT 1.1.96  CASH FLOWS  DIFFERENCES  AT 31.12.96
                                ---------  ----------  -----------  -----------
Cash in hand and at bank ......     6,382       8,126       (1,196)      13,312
Finance leases ................      (270)        239           --          (31)
Short term deposits ...........    19,955       8,203         (508)      27,650
                                ---------  ----------  -----------  -----------
Net Cash ......................    26,067      16,568       (1,704)      40,931
                                ---------  ----------  -----------  -----------
                                ---------  ----------  -----------  -----------

(xxii)  CAPITAL COMMITMENTS

Capital commitments for which no provision has been made in these accounts were:

                                             YEAR ENDED 31 DECEMBER,
                                             -----------------------
IN L THOUSANDS                                     1996         1995
                                             ----------   ----------
Contracted for but not provided ............        138          163
                                             ----------   ----------
                                             ----------   ----------

(xxiii)  OPERATING LEASE COMMITMENTS

Annual commitments under non-cancellable operating leases were:

                                             YEAR ENDED 31 DECEMBER,
                                             -----------------------
IN L THOUSANDS                                     1996         1995
                                             ----------   ----------
Leases in respect of property expiring:
-- within one year .........................         73          147
-- in two to five years ....................      1,396          735
-- after five years ........................      1,904        1,688
                                             ----------   ----------
                                                  3,373        2,570
                                             ----------   ----------
                                             ----------   ----------
Leases in respect of equipment expiring:
-- within one year .........................          7           23
-- in two to five years ....................         95           46
-- after five years ........................          8           --
                                             ----------   ----------
                                                    110           69
                                             ----------   ----------
                                             ----------   ----------

8.  PROPOSED FINAL DIVIDEND

The proposed final dividend of 7p (net) in respect of the year ended 31 December, 1996 is proposed to be paid on 23 May, 1997 to Michael Page Shareholders on the register at close of business on 1 April, 1997.

9.   MATERIAL CHANGES

The directors of Michael Page are not aware of any material changes in the financial or trading position of the Michael Page Group since 31 December, 1996, the date to which the last audited consolidated accounts were drawn up.

10.  MATERIAL CONTRACTS

No member of the Michael Page Group has entered into a contract, not being a contract in the ordinary course of business, on or after 3 March, 1995 (being the date two years before the commencement of the Offer Period) which is, or may be, material.

11.  NATURE OF FINANCIAL INFORMATION

The financial information contained in this Appendix does not constitute statutory accounts as defined in section 240 of the Companies Act 1985. An unqualified auditors report within the meaning of section 235 of the Companies Act 1985 has been given in respect of the accounts and does not contain any statement under section 237(2) or (3) of the Companies Act 1985. Statutory accounts for the year ended 31 December, 1996 have not yet been approved by Michael Page Shareholders, however the Michael Page annual report including the audited results for the year ended 31 December, 1996 is being sent to Michael Page Shareholders with this document. Accordingly the accounts have not yet been delivered to the Registrar of Companies.

                                  APPENDIX VI
                            ADDITIONAL INFORMATION

1.   RESPONSIBILITY

The directors of Interim Services (UK), whose names are set out in paragraph 2 of Appendix IV, accept responsibility for the information contained in this document other than that relating to the Michael Page Group, the directors of Michael Page and their immediate families. Subject as aforesaid, to the best of the knowledge and belief of the directors of Interim Services (UK) (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Michael Page, whose names are set out in paragraph 1 of Appendix V, accept responsibility for the information contained in this document relating to the Michael Page Group, themselves and their immediate families. To the best of the knowledge and belief of the directors of Michael Page (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   MARKET QUOTATIONS

The following table shows the closing middle market quotations for Michael Page Ordinary Shares, as derived from the London Stock Exchange Daily Official List, on the first business day of each of the six months prior to the date of this document, on 28 February, 1997 (being the last business day before the announcement of the Offer) and on 13 March, 1997 (being the latest practicable date prior to the posting of this document):

                                                                         MICHAEL
                                                                            PAGE
                                                                        ORDINARY
                                                                          SHARES
                                                                             (p)
                                                                     -----------

1996
2 September.......................................................        355.0p
1 October.........................................................        382.5p
1 November........................................................        419.0p
2 December........................................................        405.0p

1997
2 January.........................................................        433.5p
3 February........................................................        467.5p
28 February.......................................................        495.0p
13 March..........................................................        550.5p
                                                                          ------

3.   SHAREHOLDINGS AND DEALINGS

In this document "disclosure period" means the period commencing 3 March, 1996 (being the date 12 months prior to the commencement of the Offer Period) and ending on 13 March, 1997 (the latest practicable date prior to the posting of this document).

     (a) At the close of business on 13 March, 1997 (the latest practicable date prior to the posting of this document), the Interim Services Group was beneficially interested in 8,321,550 Michael Page Ordinary Shares. Dealings for value in Michael Page Ordinary Shares by the Interim Services Group during the disclosure period were as follows:

                                                     NUMBER OF
                                                  MICHAEL PAGE        PRICE PER
                                                      ORDINARY     MICHAEL PAGE
PURCHASER                    DATE   TRANSACTION         SHARES   ORDINARY SHARE
-------------------------  ------   -----------   ------------   --------------
Interim Services (UK)....  3.3.97      Purchase      2,741,500             557p
Interim Services (UK)....  4.3.97      Purchase      1,928,850             557p
Interim Services (UK)....  5.3.97      Purchase      1,480,000             557p
Interim Services (UK)....  6.3.97      Purchase      1,000,000             557p
Interim Services (UK)....  7.3.97      Purchase      1,171,200             557p

(b) At the close of business on 13 March, 1997 (the latest practicable date prior to the posting of this document), J.P. Morgan and its affiliates do not own or control any Michael Page Ordinary Shares.

(c) The following irrevocable undertakings to accept, or procure acceptance of, the Offer have been given by directors of Michael Page in respect of the following number of Michael Page Ordinary Shares (which include their entire beneficial holdings):

                                                                       NUMBER OF
                                             NUMBER OF              MICHAEL PAGE
                                          MICHAEL PAGE           ORDINARY SHARES
NAME                                   ORDINARY SHARES         HELD UNDER OPTION
----------------------------------  ------------------      --------------------
Lord Wakeham                                       ---                       ---
T W Benson                                     100,000                   900,000
I V Nash                                        10,000                   200,000
J M G Andrews                                   13,500                       ---

(d) Save as disclosed in this paragraph 3, neither Interim Services, Interim Services (UK) nor any director of Interim Services or Interim Services
     (UK), nor any member of their immediate families or any related trust, nor any person acting in concert with Interim Services or Interim Services (UK) for the purpose of the Offer owns or controls or (in the case of such directors and their immediate families and related trusts) is interested in (in the manner described in Parts VI and X of the Companies Act 1985 and regulations made thereunder) any Michael Page Ordinary Shares or securities convertible into, or rights to subscribe for, or options (including traded options) in respect of, or derivatives referenced to, Michael Page Ordinary Shares ("Michael Page securities"), nor has any such person dealt for value in Michael Page securities during the disclosure period.

(e) At the close of business on 13 March, 1997 (the latest practicable date prior to the posting of this document) Michael Page was not beneficially interested in any shares in the capital of Interim Services or shares in the capital of Interim Services (UK) or any securities convertible into, rights to subscribe for or options (including traded options) in respect of, or derivatives referenced to, shares in the capital of Interim Services or shares in the capital of Interim Services (UK) (together, "Interim Services securities"), nor has Michael Page dealt for value in Interim Services securities during the disclosure period.

(f) Save as disclosed in paragraph 6 below no director of Michael Page is interested in any Interim Services securities nor has any such director nor any member of his immediate family or related trusts dealt for value in Interim Services securities during the disclosure period.

(g) The interests of directors of Michael Page (including those of their immediate families and related trusts) in Michael Page Ordinary Shares, other than options, as shown in the register of directors' interests required to be kept pursuant to section 325 of the Companies Act 1985 as at 13 March, 1997 (being the latest practicable date prior to the posting of this document) are as follows:

                                                               NUMBER OF MICHAEL
NAME                                                        PAGE ORDINARY SHARES
                                                           ---------------------
Lord Wakeham                                                                 ---
T W Benson                                                               100,000
I V Nash                                                                  10,000
J M G Andrews                                                             13,500

(h) The directors of Michael Page hold the following options over Michael Page Ordinary Shares:

                                                           NUMBER OF
                               NORMAL EXERCISE          MICHAEL PAGE       EXERCISE PRICE
NAME           SCHEME                   PERIOD       ORDINARY SHARES            PER SHARE
               ------------    ---------------       ---------------       --------------
Lord Wakeham   --                           --                    --                   --

T W Benson     Michael Page          31.12.94/               500,000                   2p
               Group PLC
               Employee Trust         30.12.98
               Share Option
               Scheme

               Michael Page          15.11.96/               400,000                   2p
               Group PLC
               Employee Trust        14.11.00
               Share Option
               Scheme

I V Nash       Michael Page          15.11.96/               200,000                   2p
               Group PLC
               Employee Trust        14.11.00
               Share Option
               Scheme

J M G Andrews  --                           --                    --                   --


(i) In addition to the grant of options referred to in paragraph (h) above, dealings for value in Michael Page Ordinary Shares by the directors of Michael Page and their immediate families and related trusts during the disclosure period were as follows:

                                         NUMBER OF
                                      MICHAEL PAGE                   MARKET PRICE
                                          ORDINARY                     AT DATE OF
NAME              DATE   TRANSACTION        SHARES  PRICE PER SHARE      EXERCISE
                ------   -----------  ------------  ---------------  ------------
T W Benson               Exercise of
                9.4.96        option       300,000               2p          215p

I V Nash                 Exercise of
                9.4.96        option       200,000               2p          215p


(j) The trustees of the Michael Page Employee Shares Trust, Mourant Co. Trustees Limited, hold 2,091,828 Michael Page Ordinary Shares. Options to employees have been granted over 1,700,000 Michael Page Ordinary Shares. It is intended that the trustees will gift all the remaining 391,828 unallocated Michael Page Ordinary Shares to certain employees of the Michael Page Group before the Offer becomes unconditional in all respects (of these, it is intended that 175,000 Michael Page Ordinary Shares will be gifted to Ian Nash) or such lesser number as may enable the trustees to retain funds to meet any relevant tax or other liabilities. This will enable the Trust to be wound up once the Offer has been declared unconditional in all respects.

(k) Save as disclosed above, no director of Michael Page is interested in Michael Page securities nor has any such director or any member of his immediate family or any related trust or any company under its control dealt for value in Michael Page securities during the disclosure period.

(l) No subsidiary of Michael Page nor any pension fund of Michael Page or any subsidiary nor any bank, financial or other professional adviser (including stockbrokers) to Michael Page nor any person controlling, controlled by, or under the same control as, any such bank, financial or other professional adviser (other than exempt market-makers) owns or controls any Michael Page securities nor has any such person dealt for value therein during the disclosure period.

4.   FINANCING ARRANGEMENTS

The cash consideration payable under the Offer will be financed from the existing resources of the Interim Services Group including a new bank facility (the "Facility") entered into by Interim Services with NationsBank N.A. on
2 March, 1997.

Under the Facility, NationsBank N.A. has agreed to lend US$675 million to Interim Services to be used (i) to fund an acquisition of up to 100 per cent. of the share capital of Michael Page, including buying Michael Page Ordinary Shares in the open market, (ii) to pay transaction costs in connection with the acquisition of Michael Page, (iii) to refinance existing indebtedness and (iv) to provide ongoing working capital to Interim Services.

Interest is payable at a margin over the Eurodollar base rate as determined by NationsBank N.A. in accordance with a pricing grid set out in the Facility agreement. $275 million of the Facility is repayable in predetermined stages over a six year period in accordance with an amortisation schedule set out in the Facility agreement and the balance of $400 million of the Facility is repayable on 27 February, 2003.

The Facility is unsecured but contains a negative covenant that Interim Services may not incur any indebtedness in the nature of borrowing except indebtedness to NationsBank N.A. under the terms of the Facility agreement.

Interim Services anticipates that repayment of the amounts drawn down under the Facility agreement will be made from a variety of sources, including, without limitation, funds generated internally by the Interim Services Group including, after the Offer has become unconditional in all respects, funds generated by the Michael Page Group which are paid to Interim Services by way of dividends or other lawful distributions or payments. Save to the extent of any such dividends, distributions or payments, Interim Services does not intend that the payment of interest or, repayment of or security for any liability (contingent or otherwise) in respect of such Facility will depend to any significant extent on the business of the Michael Page Group. It is the intent of Interim Services and NationsBank N.A. to enter into a Credit Agreement which will replace the Facility agreement in its entirety, such Credit Agreement to contain terms and conditions acceptable to Interim Services and NationsBank N.A.. It is not a condition of the making of the loans under the Facility that Interim Services and NationsBank N.A. shall enter into such Credit Agreement.

J.P. Morgan is satisfied that the necessary financial resources are available to Interim Services (UK) to enable it to implement the Offer in full.

5.   BASES OF CALCULATION AND SOURCES OF INFORMATION

The sources and/or bases of calculation of certain data in this document are as follows:
     (a) The market prices of Michael Page Ordinary Shares are based on the closing middle market quotations as derived from SEAQ.

     (b) The value of the whole of the issued ordinary share capital of Michael Page is based upon 62,108,492 Michael Page Ordinary Shares being in issue.

     (c) Unless otherwise stated, financial information concerning Interim Services and Michael Page has been derived from the published annual report and accounts for the relevant company for the relevant periods.

6.   MICHAEL PAGE DIRECTORS' SERVICE CONTRACTS

The following are details of the service agreements between Michael Page or any of its subsidiaries and the executive directors of Michael Page which have more than 12 months to run from the date of this document:

     (a) Each of Mr T W Benson and Mr I V Nash (each an "Executive") has entered into an amended service contract with Michael Page dated 2 March, 1997. The amended service contracts are conditional upon the Offer being declared unconditional in all respects.

          Mr Benson will be entitled to a basic salary of L225,000 (currently L225,000) and other benefits. In addition, Mr Benson will be entitled to an annual bonus equal to 0.662 per cent. of the annual pre-tax operating income (as defined) of Michael Page. Mr Benson received L218,500 as a bonus payment in the year ended 31 December, 1996. The amended service contract is terminable on 12 months' notice from either party and replaces a service contract dated 20 April, 1988 which was also terminable on 12 months' notice.

          Mr Nash will be entitled to a basic salary of L150,000 (currently 150,000) and other benefits. In addition, Mr Nash will be entitled to an annual bonus equal to 0.441 per cent. of the annual pre-tax operating income (as defined) of Michael Page. Mr Nash received L136,500 as a bonus
                                       62
          payment in the year ended 31 December, 1996. The amended service contract is terminable on 12 months' notice from either party and replaces a service contract dated 20 April, 1988 which was also terminable on 12 months' notice.

          The respective amended service contracts provide that, subject to Michael Page achieving specified pre-tax operating income targets in each of the fiscal years 1997 to 2001 inclusive, two bonus pools of restricted shares of Interim Services fully paid common stock may be created for the benefit of the Michael Page executive directors and senior management team. The aggregate amount of the bonus pools and the number of shares of Interim Services fully paid common stock will be determined according to a formula as set out in the amended service contracts. The maximum aggregate combined value of these two bonus pools will be 10 per cent. of the targeted pre-tax operating income for the applicable fiscal year. Mr Benson will be eligible to receive a grant of Interim Services fully paid restricted common stock equal to 15 per cent. of each of the two bonus pools and Mr Nash will be entitled to receive a grant of Interim Services fully paid restricted common stock equal to 7 per cent. of each of the two bonus pools. The restricted shares are released as to one third each year after grant provided that the relevant employee remains as an employee of Michael Page at that time.

     (b) For the benefit of the Michael Page executive directors and senior management team, upon the Offer being declared unconditional in all respects, stock options on 225,000 Interim Services fully paid shares of common stock will be granted. The exercise price for the stock options will be the closing price for Interim Services shares of common stock on the New York Stock Exchange at close of business in New York on the date upon which the Offer is declared unconditional in all respects. Of the 225,000 stock options, Mr Benson will be eligible to receive a grant of stock options on 50,000 Interim Services shares of common stock and Mr Nash will be eligible to receive a grant of stock options on 25,000 Interim Services shares of common stock and the remainder will be allocated to members of the Michael Page senior management team according to Mr Benson's recommendation to the Chief Executive Officer of Interim Services. The stock options will be released as to one third each year after grant provided that the relevant employee remains as an employee of Michael Page at that time.

     (c) Lord Wakeham and Mr Andrews, who are both non-executive directors of Michael Page, have terms of appointment with Michael Page which may be terminated on reasonable notice. They will both resign from the board of directors of Michael Page when the Offer has been declared unconditional in all respects. Interim Services intends that Lord Wakeham will continue on a consultancy basis as President of Michael Page at a fee of L40,000 (currently L31,500). Upon his resignation, Mr Andrews will be paid L13,230 representing one year's annual fee in lieu of notice. They do not participate in Michael Page's performance related bonus arrangements, pension plan or share option schemes.

Save as disclosed in this paragraph, there are no service contracts between any director of Michael Page and Michael Page or any of its subsidiaries having more than 12 months to run and no such contract has been entered into or amended within 6 months prior to the date of this document.

7.   OTHER INFORMATION

     (a) No agreement, arrangement or understanding (including any compensation arrangement) exists between Interim Services (UK), any person acting in concert with Interim Services (UK) for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of Michael Page having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

     (b) No proposal exists in connection with the Offer that any payment or other benefit be made or given to any director of Michael Page as compensation for loss of office or as consideration for, or in connection with, his retirement from office, save for the payment to Mr Andrews, described in paragraph 6(c) above.

     (c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Michael Page Ordinary Shares to be acquired by Interim Services (UK) pursuant to the Offer will be transferred to any other person, save that Interim Services (UK) reserves the right to transfer any such shares to any other member(s) of the Interim Services Group.

     (d) Save as disclosed above, none of Interim Services (UK), any person acting in concert with Interim Services (UK), Michael Page or any associate of Michael Page, has any arrangement in relation to Michael Page securities or Interim Services securities.

     (e) This document is issued by J.P. Morgan on behalf of Interim Services. J.P. Morgan has given and not withdrawn its written consent to the issue of this document with the inclusion of, and references to, its name and letter in the forms and contexts in which they appear. J.P. Morgan is regulated by The Securities and Futures Authority Limited.

     (f) BZW has given and not withdrawn its written consent to the issue of this document with the references herein to its name in the form and context in which it appears. BZW is regulated by the Securities and Futures Authority Limited.

     (g)  For the purposes of this Appendix:

          (i) "arrangement" includes indemnity and option arrangements and any agreement or understanding, formal or informal, of whatever nature relating to Michael Page securities or Interim Services securities which may be an inducement to deal or refrain from dealing;

         (ii) "derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

        (iii) ownership or control of 20 per cent. or more of the equity share capital is regarded as the test of "associated company" status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give de facto control;

         (iv) "associate" includes, in relation to Michael Page, any subsidiary or associated company of Michael Page or any company of which any such company is an associated company (a "relevant company"), any bank, financial or other professional adviser (including stockbrokers) of Michael Page or any relevant company including persons controlling, controlled by or under the same control as such bank, financial or other professional adviser, any director of any relevant company (including Interim Services or Michael
               Page) or any of such director's close relatives and related trusts or any pension fund of Interim Services or Michael Page or any relevant company; and

          (v) references to a "bank" do not include a bank whose sole relationship with Interim Services (UK) or Michael Page or a relevant company is the provision of normal commercial banking services.

8.  DOCUMENTS FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Lovell White Durrant, 65Holborn Viaduct, London EC1A 2DY during usual business hours on any weekday (Saturdays and public holidays excepted) while the Offer remains open for acceptance:

     (a)  the Memorandum and Articles of Association of each of Interim Services
          (UK) and Michael Page and the Restated Certificate of Incorporation and By-Laws, each as amended, of Interim Services;

     (b) the published audited consolidated accounts of Interim Services for the two fiscal years ended 29December, 1995 and 27 December, 1996 and the published audited consolidated accounts of Michael Page for the two financial years ended 31 December, 1995 and 31 December, 1996;

     (c)  the irrevocable undertakings referred to in paragraph 3(c) above;

     (d)  the facility agreement referred to in paragraph 4 above.

     (e) the service contracts of the directors of Michael Page referred to in paragraph 6 above and the service contracts of the directors of Interim Services with more than 12 months to run;

     (f)  the written consents referred to in paragraphs 7(e) and 7(f) above;

     (g) the material contracts referred to in paragraph 8 of Appendix IV above;

     (h)  the draft Loan Note Instrument referred to in Appendix II; and

     (i)  the Michael Page Share Option Schemes.

DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"BZW"                        Barclays de Zoete Wedd Limited

"certificated" or            a Michael Page Ordinary Share which is not in
"in certificated form"       uncertificated form

"Code"                       the City Code on Takeovers and Mergers

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator
                             (as defined in the Regulations)

"CRESTCo"                    CRESTCo Limited

"CREST member"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations)

"CREST participant"          a person who is, in relation to CREST, a system-
                             participant (as defined in the Regulations)

"CREST sponsor"              a CREST participant admitted to CREST as a CREST
                             sponsor

"CREST sponsored member"     a CREST member admitted to CREST as a sponsored
                             member

"Form of Acceptance"         the form of acceptance and authority relating to
                             the Offer despatched with this document

"Interim Services"           Interim Services Inc.

"Interim Services Group"     Interim Services and its subsidiary undertakings

"Interim Services (UK)"      Interim Services (UK) PLC, a wholly-owned
                             subsidiary of Interim Services (Europe) Inc, which, in turn, is a wholly owned subsidiary of Interim
                             Services

"J.P. Morgan"                Morgan Guaranty Trust Company of New York

"Loan Note Alternative"      the Loan Note Alternative which is more fully
                             described in the letter from J.P. Morgan set out in this document

"Loan Notes"                 the floating rate guaranteed, unsecured loan notes
                             of Interim Services (UK) to be issued pursuant to the Loan Note Alernative

"Loan Note Instrument"       the instrument constituting the Loan Notes

"London Stock Exchange"      London Stock Exchange Limited

"member account ID"          the identification code or number attached to any
                             member account in CREST

"Michael Page"               Michael Page Group PLC

"Michael Page Group"         Michael Page and its subsidiary undertakings

"Michael Page Ordinary       the existing issued and fully paid ordinary shares
  Shares"                    of 2p each in Michael Page and any further such
                             shares which are unconditionally allotted or issued before the date on which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later, the first closing date of the Offer, as Interim
                             Services (UK) may decide)

"Michael Page Share          the Michael Page Group PLC Employee Trust Share
  Option Schemes"            Option Scheme, the

                             Michael Page Group Executive Share Option Scheme and the Michael Page Group Overseas Share Option Scheme

"Michael Page Shareholders"  holders of Michael Page Ordinary Shares

"Offer" the cash offer described in this document made by J.P. Morgan on behalf of Interim Services (UK) to acquire the Michael Page Ordinary Shares and, where the context admits, any subsequent revision, variation, extension or renewal thereof

"Offer Period"               the period commencing on 3 March, 1997 and ending
                             at 3.00 pm on 4 April, 1997 or, if later, the date on which the Offer becomes or is declared unconditional or lapses

"participant ID"             the identification code or membership number used
                             in CREST to identify a particular CREST member or other CREST participant

"participating security"     in relation to a share or other security, a share
                             or other security which, by virtue of the Regulations, is permitted by CRESTCo to be transferred by means of CREST

"Panel"                      the Panel on Takeover and Mergers

"Regulations"                the Uncertificated Securities Regulations 1995

"The Royal Bank of Scotland" The Royal Bank of Scotland plc, which has been engaged by Interim Services (UK) to receive Forms of Acceptance from Michael Page Shareholders

"TFE instruction"            a Transfer from Escrow instruction (as defined by
                             the CREST Manual issued by CRESTCo)

"TTE instruction"            a Transfer to Escrow instruction (as defined by
                             the CREST Manual issued by CRESTCo)

"UK" or "United Kingdom"     the United Kingdom of Great Britain and Northern
                             Ireland

"uncertificated" or          a Michael Page Ordinary Share which is for the time
"in uncertificated form"     being recorded on the register of members of
                             Michael Page as being held in uncertificated form

"US" or "United States"      the United States of America, its territories and
                             possessions, any state of the United States of America and the District of Columbia

"US$" or "$"                 United States dollars